EXHIBIT 2.3

STOCK PURCHASE AGREEMENT

BY AND AMONG

MONACO COACH CORPORATION,

MCC ACQUISITION CORPORATION,

OUTDOOR RESORTS OF AMERICA, INC.,

AND

OUTDOOR RESORTS OF LAS VEGAS, INC.,

Dated as of November 27, 2002

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF COMPANY CAPITAL STOCK

1.1	Purchase and Sale
1.2	Closing Date
1.3	Certain Definitions
1.4	Acquisition Consideration
1.5	Transfer of Certificates and Agreements
1.6	Lost, Stolen or Destroyed Certificates
1.7	Tax
1.8	Taking of Necessary Action; Further Action
1.9	Interpretation and Construction

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ORA

2.1	Organization of the Company
2.2	Company Capital Structure
2.3	Subsidiaries
2.4	Authority
2.5	Company Financial Statements
2.6	ORA Financial Statements
2.7	No Undisclosed Liabilities
2.8	No Changes
2.9	Tax and Other Returns and Reports
2.10	Restrictions on Business Activities
2.11	Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment
2.12	Intellectual Property
2.13	Agreements, Contracts and Commitments
2.14	Interested Party Transactions
2.15	Governmental Authorization
2.16	Litigation
2.17	Accounts Receivable
2.18	Minute Books
2.19	Environmental Matters
2.20	Brokers’ and Finders’ Fees; Third Party Expenses
2.21	Employee Matters and Benefit Plans
2.22	Insurance
2.23	Compliance with Laws
2.24	Consents
2.25	No Injunctions or Restraints on Conduct of Business
2.26	Representations relating to the Property
2.27	Warranties; Indemnities
2.28	Representations Complete; Disclosure
2.29	No Other Representations or Warranties

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MONACO AND BUYER

3.1	Organization, Standing and Power
3.2	Authority
3.3	Consents
3.4	Noncontravention
3.5	Brokers’ and Finders’ Fees; Third Party Expenses
3.6	Monaco Loan
3.7	No Other Representations or Warranties

ARTICLE IV CONDUCT PRIOR TO CLOSING

4.1	Conduct of Business of the Company
4.2	Other Offers

ARTICLE V ADDITIONAL AGREEMENTS

5.1	Securityholder Agreements
5.2	Resignation of Directors and Officers of Company
5.3	Access
5.4	Confidentiality
5.5	Expenses
5.6	Brokers’ or Finders’ Fees
5.7	Employee Matters
5.8	Consents
5.9	Reasonable Best Efforts
5.10	Notification of Certain Matters
5.11	Election to Supplement Sellers’ Disclosure Letter
5.12	Inspection Period
5.13	Risk of Loss
5.14	Notice of Damage
5.15	Public Disclosure
5.16	Closing Cost Schedule
5.17	Broker License
5.18	Additional Documents and Further Assurances

ARTICLE VI CONDITIONS TO THE ACQUISITION

6.1	Conditions to Obligations of Each Party to Effect the Acquisition
6.2	Additional Conditions to Obligations of the Company and ORA
6.3	Additional Conditions to the Obligations of Monaco and Buyer

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1	Survival of Representations and Warranties
7.2	Indemnification
7.3	Arbitration
7.4	Guaranty
7.5	Subrogation

7.6	Claims Made by ORA

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

8.1	Optional Termination
8.2	Automatic Termination
8.3	Effect of Termination
8.4	Amendment
8.5	Extension; Waiver

ARTICLE IX POST-CLOSING COVENANTS

9.1	Phase I Financing and Completion
9.2	Phase I Profits
9.3	Phase II Obligations
9.4	Resales
9.5	Closing Costs
9.6	Interest on Certain Loans
9.7	Tax Matters
9.8	ORA Additional Cooperation
9.9	Loan Release
9.10	Employee Matters
9.11	Financial Information

ARTICLE X GENERAL PROVISIONS

10.1	Notices
10.2	Headings
10.3	Counterparts
10.4	Entire Agreement
10.5	Assignment
10.6	Severability
10.7	Other Remedies
10.8	No Third Party Beneficiaries
10.9	Governing Law
10.10	Specific Performance

INDEX OF SCHEDULES AND EXHIBITS

Exhibit	Description

A	Form of Guaranty
B	Form of Affiliates Agreement
C	Form of Management Agreement
D	Form of Trademark Agreement
E	Description of Land
F	Form of Opinion of Soper & Oakley, PLLC
G	Form of Opinion of Tribler Orpett & Crone, Professional Corporation
H	Form of Opinion of Santoro, Driggs, Walch, Kearney, Johnson & Thompson

Schedule	Description

1.3(bbbb)	Permitted Exceptions
2.1	Directors and Officers
2.2(a)	Capital Structure
2.5	Company Financial Statements
2.6	ORA Financial Statements
2.11(c)	Equipment
2.12	Intellectual Property
2.13(a)	Company Contracts
2.14(b)	Intercompany Receivable
2.15	Governmental Authorization
2.16	Litigation
2.21(a)	Employee Matters & Benefits Plans
2.22	Insurance
2.26(d)	Existing Improvements
2.26(f)	Governmental Approvals
2.26(i)	Utilities
2.26(j)	Property
2.26(k)	Leases; Options; Broker Agreement
2.26(l)	Service Contracts
2.26(p)	Project
2.26(s)	Monies Owed
2.26(v)	Homeowner’s Association Assessments
6.3(g)	Consents

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of November 27, 2002 by and among Monaco Coach Corporation, a Delaware corporation (“Monaco”), MCC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Monaco (“Buyer”), Outdoor Resorts of America, Inc., a Delaware corporation (“ORA”), and Outdoor Resorts of Las Vegas Inc., a Nevada corporation and a wholly-owned subsidiary of ORA (the “Company).

RECITALS

A.                                   ORA owns all of the issued and outstanding capital stock of the Company, consisting of 100 shares (the “Shares”) of the Company’s Class A common stock (“Common Stock”).

B.                                     The Boards of Directors of each of the Buyer and the Company believe it is in the best interests of each company and their respective stockholders that Buyer acquire the Company through the purchase of all the outstanding Common Stock directly from ORA (the “Acquisition”), and, in furtherance thereof, have approved the Acquisition.

C.                                     Concurrently with the execution and delivery of this Agreement, Monaco, Buyer, ORA, and Outdoor Resorts of Naples Inc., a Florida corporation (“ORN”), are entering into a Stock Purchase Agreement (the “ORN Agreement”) pursuant to which Buyer will purchase all the outstanding capital stock of ORN (the “ORN Acquisition”).

D.                                    Concurrently with the execution and delivery of this Agreement, Monaco, Buyer, ORA, and Outdoor Resorts Motorcoach Country Club, Inc., a California corporation (“ORMCC”) are entering into a Stock Purchase Agreement (the “ORMCC Agreement”) pursuant to which Buyer will purchase all the outstanding capital stock of ORMCC (the “ORMCC Acquisition”).

E.                                      Concurrently with the execution and delivery of this Agreement, the Principals (as defined below) are entering into a Guaranty in favor of Monaco and Buyer in the form attached hereto as Exhibit A (the “Guaranty”) pursuant to which the Principals are agreeing to guarantee ORA’s obligations under ARTICLE VII of this Agreement.

F.                                      Concurrently with the execution and delivery of this Agreement, Monaco, Buyer, ORA, the Company, ORN, ORMCC and the Principals are entering into an Affiliates Agreement in the form attached hereto as Exhibit B (the “Affiliates Agreement”) pursuant to which Monaco, Buyer, ORA, the Company, ORN, ORMCC and the Principals release each other from certain liabilities and the Principals agree to vote any shares of stock of ORA held by them in favor of this Agreement and the transactions contemplated hereby.

G.                                     Concurrently with the execution and delivery of this Agreement, the Company, ORA and ORI are entering into a Management Agreement in the form attached hereto as Exhibit C (the “Management Agreement”) pursuant to which ORA and ORI will develop, manage, operate and maintain the Property.

H.                                    Concurrently with the execution and delivery of this Agreement, the Company and ORA are entering into a Trademark License Agreement in the form attached hereto as Exhibit D (the “Trademark Agreement”) pursuant to which ORA will license or assign certain of its trademarks to the Company.

Now, therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMPANY CAPITAL STOCK

1.1                                 Purchase and Sale.  At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase from ORA and ORA shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, encumbrances or other defects of title, all the Shares.

1.2                                 Closing Date.  Unless this Agreement is earlier terminated pursuant to Sections 5.11, 5.12, 5.13, 8.1 or 8.2, the closing of the Acquisition (the “Closing”) will take place simultaneously with the closing of the ORN Acquisition and the ORMCC Acquisition and as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Monaco and ORA.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.

1.3                                 Certain Definitions.  For the purposes of this Agreement, the following capitalized terms have the following meanings:

(a)                                            “Accounts Receivable” shall have the meaning set forth in Section 2.17(a).

(b)                                           “Acquisition” shall have the meaning set forth in the recitals.

(c)                                            “Agreement” shall have the meaning set forth in the preamble.

(d)                                           “Affiliates Agreement” shall have the meaning set forth in the recitals.

(e)                                            “Alternate Transaction” shall have the meaning set forth in Section 4.2.

(f)                                              “Annual Financials” shall have the meaning set forth in Section 2.5.

(g)                                           “Applicable Levels of Regulatory Concern” shall mean those soil or groundwater clean-up standards existing as of the Closing Date and applicable to the affected property adopted pursuant to Environmental Laws or otherwise imposed by any Governmental Entity pursuant to Environmental Laws.

(h)                                           “Approvals” shall have the meaning set forth in Section 2.26(f).

(i)                                               “Benefits Liabilities” means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permits, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Plan, Employment Agreement or otherwise to an Employee.

(j)                                               “Buyer” shall have the meaning set forth in the preamble.

(k)                                            “Carryover Loss” shall mean the net loss, if any, from any Sale which is carried-over and reflected in a Net Profit Calculation of any subsequent Sale and shall equal, when reflected in a Net Profit Calculation, (i) the absolute value of the most recently completed Net Profit Calculation, if such calculation yields a negative number, or (ii) zero (0), if such calculation yields a positive number or if no previous Sale has occurred.

(l)                                               “Closing” shall have the meaning set forth in Section 1.2.

(m)                                         “Closing Costs” shall mean the sum of (a) the premium charged for the Title Policy other than premiums for any endorsements requested by Buyer, (b) charges and fees required to cause title to the Property to be free and clear of all liens, restrictions and encumbrances except Permitted Exceptions and any unrecorded mechanic’s liens which are addressed in Article IX and (c) the closing or escrow charges by the title company issuing the Title Policy.

(n)                                           “Closing Date” shall have the meaning set forth in Section 1.2.

(o)                                           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(p)                                           “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(q)                                           “Common Stock” shall have the meaning set forth in the recitals.

(r)                                              “Company” shall have the meaning set forth in the preamble.

(s)                                            “Company Contracts” shall have the meaning set forth in Section 2.13(a).

(t)                                              “Company Financials” shall have the meaning set forth in Section 2.5.

(u)                                           “Confidential Information” shall have the meaning set forth in Section 5.4.

(v)                                           “Conflict” shall have the meaning set forth in Section 2.4.

(w)                                         “Conveyed Common Area” shall mean that portion of the Property that has been conveyed to Las Vegas Motorcoach Resort Owners Association, a Nevada non-profit corporation, as of the date of this Agreement, if any.

(x)                                             “Customer Information” shall have the meaning set forth in Section 2.11(d).

(y)                                           “Development Costs” shall have the meaning set forth in Section 5.3.

(z)                                             “Disclosure Supplement” shall have the meaning set forth in Section 5.11.

(aa)                                      “DOL” shall mean the Department of Labor.

(bb)                                    “Donovan Side Letter” shall mean that certain side letter agreement dated February 15, 2001 between the Company and Donovan Construction.

(cc)                                      “Employee” means any current or former or retired employee or consultant of either the Company or any ERISA Affiliate of the Company whose responsibilities primarily relate, or related, as the case may be, to the Company’s business.

(dd)                                    “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate of the Company and any Employee relating, directly or indirectly, to such Employee’s terms and condition of employment.

(ee)                                      “Environmental Laws” shall mean any and all applicable laws, statutes, ordinances, rules, codes, orders, decrees, directives, guidelines and regulations which prohibit, regulate or control any Hazardous Material or relate in any way to pollution, the environment, or the protection of human health and worker safety, or natural and cultural resources, and all amendments and modifications of any of the foregoing.

(ff)                                          “Environmental Remediation Costs” shall mean any liability, obligation, judgment, claim, penalty, fine, cost or expense (including reasonable attorneys’ fees and environmental consultant costs of any kind or nature) or the duty to indemnify, defend, or reimburse any Person with respect to Remedial Activities which are necessary or required to both (i) comply with and fulfill Environmental Laws existing as of the Closing Date (including without limitation any orders of any Governmental Entity and any consent decree, consent agreement or memorandum of understanding with Governmental Entities), and (ii) remediate and/or remove Hazardous Materials to a level compliant with Applicable Levels of Regulatory Concern.  Such Remedial Activities shall, at a minimum, be those Remedial Activities necessary to insure that the affected property is not encumbered by any use or deed restriction (1) which is more restrictive than any current use or deed restriction of any kind affecting the Property or (2) which would materially affect the development of the Project.

(gg)                                    “Equipment” shall have the meaning set forth in Section 2.11(c).

(hh)                                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii)                                            “ERISA Affiliate” means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(jj)                                            “Expiration Date” shall have the meaning set forth in Section 5.1(a).

(kk)                                      “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ll)                                            “GAAP” shall have the meaning set forth in Section 2.5.

(mm)                                “Governmental Authorizations” shall mean each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of its business or the holding of any such interest, including the completion and operation of Phase I.

(nn)                                    “Governmental Entity” shall have the meaning set forth in Section 2.4.

(oo)                                    “Guaranty”  shall have the meaning set forth in the recitals.

(pp)                                    “Hazardous Material” shall mean any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, or otherwise a danger to health, safety, reproduction or the environment other than (1) products containing such materials used for janitorial or office purposes properly and safely used and maintained and (2) building materials or products used in improving or maintaining the Property containing such materials and properly and safely used in compliance with Environmental Laws.

(qq)                                    “Improvements” shall mean all improvements, structures and fixtures located on the Land.

(rr)                                          “Indemnified Party” shall have the meaning set forth in Section 7.2

(ss)                                      “Indemnification Cap” shall have the meaning set forth in the ORN Agreement.

(tt)                                          “Inspection Period” shall have the meaning set forth in Section 5.12.

(uu)                                    “Intellectual Property” shall have the meaning set forth in Section 2.12(a).

(vv)                                    “Intercompany Payables” shall mean any amount owed by the Company to any of ORA, The Robert A. Schoellhorn Trust, Robert A. Schoellhorn and E. Randall Henderson or any affiliates of such parties.

(ww)                                “Intercompany Receivables” shall mean any amount owed to the Company by any of ORA, The Robert A. Schoellhorn Trust, Robert A. Schoellhorn and E. Randall Henderson or any affiliates of such parties.

(xx)                                        “Interim Balance Sheet” shall have the meaning set forth in Section 2.5.

(yy)                                    “Interim Financials” shall have the meaning set forth in Section 2.5.

(zz)                                        “International Employee Plan” shall mean each Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(aaa)                                “IRS” shall mean the Internal Revenue Service.

(bbb)                             “knowledge” “to the knowledge of” “aware of” and words or phrases of similar effect with reference to the Company and/or ORA shall mean the knowledge, after due inquiry, of the officers, directors and managerial employees of the Company and ORA and any direct or indirect subsidiary of ORA and shall include the knowledge of Robert A. Schoellhorn, E. Randall Henderson, Ronald W. Petty, Orien Dickerson, Sid Owens and Carl Townsend.

(ccc)                                “Land” shall mean all that certain approximately 42.5 acre tract or parcel of land located in Las Vegas, Nevada, and more particularly described on Exhibit E attached hereto.

(ddd)                             “Liens” shall have the meaning set forth in Section 2.9(b)(vii).

(eee)                                “Losses” shall have the meaning set forth in Section 7.2(a).

(fff)                                      “Management Agreement” shall have the meaning set forth in the recitals.

(ggg)                             “Material Adverse Effect” shall have the meaning set forth in Section 2.1.

(hhh)                             “Monaco” shall have the meaning set forth in the preamble.

(iii)                                         “Monaco Loan” shall mean that certain loan from Monaco to the Company in the amount of $14,000,000 pursuant to a Loan Agreement dated July 21, 2000 and secured by a deed of trust dated December 18, 2000 on the Land and the Improvements.

(jjj)                                         “Monaco Loan Cost” shall mean the principal amount of the Monaco Loan plus the principal amount of any other loans by Monaco to the Company plus any interest that has accrued on any of the foregoing loans as of the relevant date.

(kkk)                                “Mortgages” shall have the meaning set forth in Section 2.26(j).

(lll)                                         “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(mmm)                       “Net Profit Calculation” shall mean any calculation to determine net profit under Sections 9.2, 9.3 and 9.4.

(nnn)                             “Officer’s Certificate” shall have the meaning set forth in Section 7.2(c)(i).

(ooo)                             “ORA” shall have the meaning set forth in the preamble.

(ppp)                             “ORA Annual Financials” shall have the meaning set forth in Section 2.6.

(qqq)                             “ORA’s and Company’s Unknown Environmental Liabilities” shall mean the presence of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any real property owned or leased by the Company at any time which (1) are not present as a result of the actions or omissions of the Company, the Principals or ORA or (2) were not known to the Company, the Principals or ORA as of the Closing Date.

(rrr)                                      “ORA Closing Costs” shall have the meaning set forth in Section 9.4.

(sss)                                “ORA Financials” shall have the meaning set forth in Section 2.6.

(ttt)                                      “ORA Interim Financials” shall have the meaning set forth in Section 2.6.

(uuu)                             “ORI” shall mean ORA Realty, Inc., a Tennessee corporation.

(vvv)                             “ORMCC” shall have the meaning set forth in the recitals.

(www)                       “ORMCC Acquisition” shall have the meaning set forth in the recitals.

(xxx)                                   “ORMCC Agreement” shall have the meaning set forth in the recitals.

(yyy)                             “ORN” shall have the meaning set forth in the recitals.

(zzz)                                   “ORN Acquisition” shall have the meaning set forth in the recitals.

(aaaa)                          “ORN Agreement” shall have the meaning set forth in the recitals.

(bbbb)                      “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(cccc)                          “Permitted Exceptions” shall mean those title exceptions set forth in Schedule 1.3(cccc).

(dddd)                      “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

(eeee)                            “Personalty” shall mean all tangible personal property and all intangible property used or usable in connection with the Land, the Improvements or the tangible personal property, or any part thereof, or the construction or operation thereof or in connection with the use thereof; including, without limitation, all electrical, mechanical, structural, heating, ventilation, air conditioning and other equipment and operating systems, any and all agreements, contract rights, guaranties, warranties (including, but not limited to, those relating to construction, fabrication and environmental condition), utility contracts and rights, plans and specifications, governmental approvals, permits, land use and development rights, easements and building materials.

(ffff)                                  “Phase I” shall mean that certain phase of the Project consisting of 202 lots and common areas including a club house, 2 bathhouse/laundry buildings, 1 large pool with spa, 2 small pools with spas, 2 tennis courts and 9 hole pitch and putt golf course.

(gggg)                      “Phase I Completion Date” shall have the meaning set forth in Section 9.2(a).

(hhhh)                      “Phase I Net Profit” shall have the meaning set forth in Section 9.2(a).

(iiii)                                      “Phase II” shall mean that certain phase of the project consisting of 201 lots and common areas including 2 swimming pools and an expansion of the Phase I clubhouse.

(jjjj)                                      “Phase II Completion Date” shall have the meaning set forth in Section 9.3(a).

(kkkk)                          “Phase II Net Profit” shall have the meaning set forth in Section 9.3(b).

(llll)                                      “Plans” means any plan, program, policy, practice, contract, Employment Agreement or other arrangement providing for compensation, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, sabbatical, accidental death and dismemberment benefits), or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, sponsored by, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation to any Employee.

(mmmm)              “Plans and Specifications” shall have the meaning set forth in Section 2.26(r).

(nnnn)                      “Principals” shall mean Robert A. Schoellhorn, E. Randall Henderson, and the Robert A. Schoellhorn Trust.

(oooo)                      “Project” shall mean that certain motor coach resort to be constructed and operated on the Property, consisting Phase I and Phase II.

(pppp)                      “Property” shall mean the Land, Improvements and Personalty.

(qqqq)                      “Remedial Activities” shall mean any activities related to investigating, removing, remediating, treating, transporting, disposing, characterizing, sampling, monitoring, encapsulating or assessing Hazardous Materials (including, without limitation, any assessment of health or environmental risks posed by Hazardous Materials).

(rrrr)                                  “Replacement Loan” shall mean that certain loan or loans that Monaco intends to secure to pay off the US Bank Loan and/or to finance the Property.

(ssss)                          “Resale” shall mean the Company’s sale of all or any portion of a Resale Property other than the sale of developed lots to third party users or the deeding of portions of the Property to the Project’s home owner’s association.

(tttt)                                  “Resale Closing Date” shall have the meaning set forth in Section 9.4.

(uuuu)                      “Resale Property” shall mean that portion of the Property that has not been sold by the Company or deeded to the Project’s home owners’ association.

(vvvv)                      “Resale Net Profit” shall have the meaning set forth in Section 9.44.

(wwww)              “Returns” shall have the meaning set forth in Section 2.9(b)(i).

(xxxx)                              “Sale” means any sale of any portion of the Property by the Company that triggers a Net Profit Calculation.

(yyyy)                      “Sellers’ Disclosure Letter” shall mean the disclosure letter delivered by ORA to Monaco concurrently with the execution and delivery of this Agreement.

(zzzz)                              “Shares  shall have the meaning set forth in the recitals.

(aaaaa)                    “Sold Lots” shall have the meaning set forth in Section 2.26(b).

(bbbbb)               “Subcontractors Warranties” shall have the meaning set forth in Section 2.26(r).

(ccccc)                    “Supplemental Disclosure Election” shall have the meaning set forth in Section 5.11.

(ddddd)               “Tax” shall have the meaning set forth in Section 2.9(a).

(eeeee)                    “Title Policy” shall have the meaning set forth in Section 6.3(n).

(fffff)                              “Trademark License Agreement” shall have the meaning set forth in the recitals.

(ggggg)               “US Bank” shall mean U.S. Bank National Association.

(hhhhh)               “US Bank Loan” shall mean that certain loan in the amount of $9.62 million made by US Bank, evidenced by a note dated July 18, 2000, as amended and restated by notes dated February 7, 2002, from the Company in favor of US Bank and secured by a deed of trust dated July 18, 2000.

(iiiii)                                   “Work” shall mean the Improvements (including the buildings and building pads and all drives, parking lots, landscaping, curbs, sidewalks, sewers and other utilities) and all other construction activities and related services on the Property, including grading and filling, whether completed or uncompleted, and includes all other labor, materials, equipment and services provided by ORA or the Company in connection with the construction of the Improvements and the

Project; provided, however, that (i) the Work shall exclude any construction and related services that are covered by the construction contract between Donovan Construction and the Company and (ii) notwithstanding the foregoing clause (i), the Work shall include any construction and related services that are the subject of the Donovan Side Letter.

1.4                                 Acquisition Consideration.  As consideration for the purchase of the Shares, Monaco and Buyer shall take the following actions:

(a)                                  Satisfaction of US Bank Loan.  At the Closing, Monaco shall pay or cause to be paid to US Bank the entire outstanding principal and interest under the US Bank Loan.

(b)                                 Affiliates Agreement.  Monaco will release ORA and the Principals from certain liabilities as set forth in the Affiliates Agreement.

(c)                                  Profits from Resale of the Property.  Buyer shall pay the amounts, if any, which may become due pursuant to Section 9.2 through 9.4 hereof.

1.5           Transfer of Certificates and Agreements.  At the Closing, ORA shall deliver to Buyer (i) stock certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (ii) all other documents, agreements, certificates, instruments or writings required to be delivered by the Company or ORA on or prior to the Closing Date pursuant to this Agreement.  The Company shall transfer on its books all shares sold pursuant to this Agreement.

1.6                                 Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing the Shares shall have been lost, stolen or destroyed, ORA shall make an affidavit of that fact, and shall deliver to Monaco at Closing (i) such affidavit and (ii) an agreement (in form and substance satisfactory to Monaco) to indemnify Monaco against any claim that may be made against Monaco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.7                                 Tax.  Buyer shall bear and pay any transfer taxes, documentation charges, recording fees or similar charges, fees or expenses that may become payable in connection with the sale of the Shares, provided that Buyer shall not be responsible for ORA’s income taxes resulting from the sale of the Shares, which taxes shall be borne by ORA.

1.8                                 Taking of Necessary Action; Further Action.  At any time, and from time to time on or after the Closing, at the reasonable request of Monaco and without further consideration, ORA and the Company will execute and deliver those other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Monaco may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Shares, to put Buyer in actual possession and operating control of the Company and to assist Buyer in exercising all rights with respect thereto and to otherwise carry out the purposes of this Agreement including without limitation assigning to the Company any contracts, rights or warranties relating to the Property that are in the name of ORA or other affiliates of ORA.  If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement, Monaco, Buyer, ORA, the Company and the officers and directors of the Company and the Buyer are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

1.9                                 Interpretation and Construction.

(a)                                  All references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

(b)                                 As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

(c)                                  The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

(d)                                 The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

(e)                                  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ORA

ORA represents and warrants to Monaco and Buyer, subject to such exceptions as are specifically disclosed in the Sellers’ Disclosure Letter, as follows:

2.1                                 Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has the corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a “Material Adverse Effect”).  The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended and in full force and effect to date, to Monaco.  Schedule 2.1 lists the directors and officers of the Company.

2.2                                 Company Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 1,000 shares of Class A Common Stock, $1.00 par value per share, of which 100 shares are issued and outstanding, and 1,000 shares of Class B Preferred Stock, no par value per share, of which no shares are issued and outstanding.  All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws.  There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock.  Schedule 2.2(a) sets forth any restrictions as to the vesting of any of the Company’s capital stock, including the number of shares subject to restriction, the holder thereof and the material terms of any such agreement.

(b)                                 ORA is and will be until immediately prior to the Closing the record and beneficial owner and holder of the Shares, free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.  The Shares constitute and will constitute on the Closing Date, all the outstanding capital stock of the Company. As a result of the Acquisition, Buyer will be the sole record and beneficial owner of all outstanding capital stock of the Company.

(c)                                  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant or enter into any such option, warrant, call, right, commitment or agreement.  Except as contemplated by this Agreement, there is no rights agreement, voting trust, proxy or other agreement or understanding to which the Company is a party or by which it is bound with respect to any security of any class of the Company.

2.3                                 Subsidiaries.  The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4                                 Authority.  The Company and ORA have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and ORA.  This Agreement has been duly executed and delivered by the Company and ORA and constitutes the valid and binding obligation of the Company and ORA, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, Approval, concession, franchise, license, warranty, insurance policy, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company and/or ORA or their respective properties or assets.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict), is required by or with respect to the Company and/or ORA in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.5                                 Company Financial Statements.  Schedule 2.5 sets forth the Company’s audited balance sheet as of March 31, 2002 and the related audited statements of income and cash flow for the twelve-month period then ended (collectively the “Annual Financials”), and the Company’s unaudited balance sheet as of September 30, 2002 and the related unaudited statements of income and cash flow for the six-month period then ended (collectively the “Interim Financials”) (the Annual Financials and the Interim Financials collectively the “Company Financials”).  The Company Financials are (a) true and correct in all material respects, (b) present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, (c) are derived from and consistent with the Company’s books and records, and (d) are prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Interim Financials need not contain the footnotes required by GAAP and are subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate).  Schedule 2.5 also sets forth a true, complete and accurate list of the Company’s accounts payable as November 26, 2002. The Company’s balance sheet as of September 30, 2002 may be referred to hereinafter as the “Interim Balance Sheet.”

2.6                                 ORA Financial Statements.  Schedule 2.6 sets forth ORA’s audited balance sheet as of March 31, 2002 and the related audited statements of income and cash flow for the twelve-month period then ended (collectively the “ORA Annual Financials”), and ORA’s unaudited balance sheet as of September 30, 2002 and the related unaudited statements of income and cash flow for the six-month period then ended (collectively the “ORA Interim Financials”) (the ORA Annual Financials and the ORA Interim Financials collectively the “ORA Financials”).  The ORA Financials are (a) true and correct in all material respects, (b) present fairly the financial condition and operating results of ORA as of the dates and during the periods indicated therein, (c) are derived from and consistent with ORA’s books and records, and (d) are prepared in accordance with GAAP on a basis consistent throughout the periods indicated and consistent with each other (except that the ORA Interim Financials need not contain the footnotes required by GAAP and are subject to normal year end audit adjustments which are not material in amount).

2.7                                 No Undisclosed Liabilities.  The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which, individually or in the aggregate, (i) has not been reflected in the Company Financials, or (ii) has arisen since the date of the Interim Financials outside the ordinary course of the Company’s business.

2.8                                 No Changes.  Except as contemplated by this Agreement, since the date of the Interim Balance Sheet, there has not been, occurred or arisen any:

(a)                                            transaction by the Company except in the ordinary course of business as conducted on the date of the Interim Balance Sheet and consistent with past practices;

(b)                                           amendments or changes to the Articles of Incorporation or Bylaws of the Company;

(c)                                            expenditure or commitment by the Company in excess of $10,000 individually or $50,000 in the aggregate;

(d)                                           destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance), including the Property;

(e)                                            change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(f)                                              revaluation by the Company of any of its assets, including the Property;

(g)                                           declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company;

(h)                                           material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(i)                                               acquisition, sale, lease, license or other disposition of any of the assets of the Company, or any creation of any security interest in such assets or properties, including the Property;

(j)                                               amendment or termination of any material contract, agreement, permit, approval or license to which the Company is a party or by which it is bound, including any purchase and sale agreements for lots in the Project;

(k)                                            loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing by the Company of any debt securities of others;

(l)                                               waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(m)                                         commencement or notice or threat of commencement of any lawsuit or judicial or administrative proceeding against or investigation of the Company or its affairs, including the Project;

(n)                                           any event or condition of any character that has or could be reasonably expected to have a material adverse impact on the Company;

(o)                                           any agreement, contract, lease or commitment or any extension or modification of the terms of any agreement, contract, lease or commitment which (i) involves the payment of greater than $25,000 per annum, (ii) extends for more than one (1) year, (iii) involves any payment or obligation to any affiliate of the Company other than in the ordinary course of business as conducted on that date and consistent with past practices, or (iv) involves the sale of, lease of or transfer of any interest in any material assets;

(p)                                           hiring of, or offer of employment to, any employees (or if an offer was accepted people that would become employees); or

(q)                                           negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Monaco or Buyer and their representatives regarding the transactions contemplated by this Agreement).

2.9                                 Tax and Other Returns and Reports.

(a)                                            Definition of Taxes.  For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other Person or as a result of and including any liability for taxes of a predecessor entity.

(b)                                           Tax Returns and Audits.

(i)                                     The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii)                                  The Company:  (A) has timely paid all Taxes it is required to pay and (B) has withheld with respect to its employees (and timely paid over to the appropriate taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii)                               The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the

Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)                                 The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Company Financials, whether asserted or unasserted, contingent or otherwise, and the Company and/or ORA have no knowledge of any basis for the assertion of any such liability attributable to the Company or its assets or operations.  Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

(vi)                              The Company has provided to Monaco or its legal counsel copies of all federal and state income and all state sales and use Tax Returns filed by the Company for all periods since inception.

(vii)                           There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes other than Permitted Exceptions and the lien of ad valorem real estate taxes which are not delinquent as of the Closing Date.

(viii)                        Neither the Company nor ORA has any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company other than Permitted Exceptions and the lien of ad valorem real estate taxes which are not delinquent as of the Closing Date.

(ix)                                None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x)                                   No adjustment relating to any Tax Return filed by the Company has been proposed formally or, to the knowledge of the Company or ORA, informally by any taxing authority to the Company or any representative thereof.

(xi)                                The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xii)                             The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was ORA), (b) never been a party to a Tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, (c) no liability for the Taxes of any Person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii)                          The Company is not, nor has at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv)                         The Company’s tax basis in its assets is accurately reflected on the Company’s tax books and records and will not be affected by any transactions contemplated by this Agreement.

(xv)                            The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(c)                                  Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any employee or former employee of the Company, which individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.10                           Restrictions on Business Activities.  There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, including the completion or operation of the Project.

2.11                           Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                  Except for the Property, the Company does not own, lease, license, sublease or otherwise occupy any real property, nor has it ever owned, leased, licensed, subleased or otherwise occupied any real property.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.9(b)(vii)), except (i) as reflected in the Company Financials, (ii) the lien of ad valorem real estate taxes which are not delinquent as of the Closing Date, (iii) liens for other taxes not yet due and payable and (iv) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c)                                  Schedule 2.11(c) identifies all material items of equipment, machinery, furniture, fixtures and tangible personal property owned or leased by the Company for use in the business of the Company (collectively, the “Equipment”) and identifies if any such items are subject to any lien or encumbrance.  The Equipment set forth on Schedule 2.11(c) is all the equipment, machinery, furniture, fixtures and tangible personal property used by the Company in the operation of its business.

(d)                                 The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”).  No Person other than the Company possesses any claims or rights with respect to use of the Customer Information.

2.12                           Intellectual Property.

(a)                                  Status.  Set forth in Schedule 2.12 is a list and brief description of all trademarks, trademark applications, service marks, service mark applications and trade names, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right (the “Intellectual Property”).

(b)                                 Ownership.  Neither the Company nor ORA has any knowledge of any conflict with or infringement of the rights of others with respect to the Intellectual Property.  There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the trademarks, service marks and trade names of any other Person.

(c)                                  Infringement.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks and trade names of any other Person.  Neither the Company nor ORA is aware of any action, suit, proceeding or investigation pending or currently threatened against the Company which relate to the Company’s ownership of the Intellectual Property that may, to the Company’ or ORA’s knowledge, materially and adversely affect the Company’s business as now conducted, nor are the Company or ORA aware that there is any basis for the foregoing.

2.13                           Agreements, Contracts and Commitments.

(a)                                  Set forth in Schedule 2.13(a) is a list of all agreements, contracts, leases, licenses or commitments (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound (collectively, the “Company Contracts”), including any of the following:

(i)                                     any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(ii)                                  any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iii)                               any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

(iv)                              any fidelity or surety bond or completion bond,

(v)                                 any lease of personal property,

(vi)                              any agreement of indemnification or guaranty,

(vii)                           any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any Person,

(viii)                        any agreement, contract or commitment relating to capital expenditures,

(ix)                                any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business,

(x)                                   any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (vi) hereof,

(xi)                                any purchase order or contract for the purchase of raw materials,

(xii)                             any construction contracts,

(xiii)                          any distribution, joint marketing or development agreement, or

(xiv)                         any other agreement, contract or commitment that is not cancelable without penalty within thirty (30) days.

(b)                                 The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract.  Each Company Contract is in full force and effect and is not subject to any default thereunder of which the Company or ORA have knowledge by any party obligated to the Company pursuant thereto.

(c)                                  No consents, waivers and approvals of parties to any Company Contract are necessary in order to avoid any breach, violation, default, acceleration or termination right or other loss of rights or event that would constitute a breach, violation, default, acceleration or termination right or other loss of rights with the lapse of time, giving of notice, or both, in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby.

(d)                                 The Company has delivered to Monaco true, correct and complete copies of the Company Contracts, including all exhibits, amendments and supplements and all material correspondence related thereto.  No party to any Company Contract has informed the Company of its intention to terminate or not renew such Company Contract.  No issue has been raised by any party out of the ordinary course of business, if unresolved, would result in the termination or nonrenewal of such Company Contract.  Following the Closing, the Company will be permitted to exercise all of the rights that the Company had under the Company Contracts prior to the Closing without payment of any additional amounts or consideration other than ongoing fees or payments which the Company would otherwise be required to pay pursuant to the terms of such Company Contract had the transactions contemplated by this Agreement not occurred.

2.14                           Interested Party Transactions.

(a)                                  Other than by virtue of its interest in ORA, no officer, director or shareholder of the Company or, to the knowledge of the Company or ORA, nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an interest, has, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any Company Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.14.

(b)                                 Schedule 2.14(b) accurately lists and describes each Intercompany Receivable and each Intercompany Payable.

2.15                           Governmental Authorization.

(a)                                  Schedule 2.15 accurately lists each Governmental Authorization. The Governmental Authorizations are in full force and effect and constitute all Governmental Authorizations required to permit the Company to operate or conduct its business substantially as it is currently, has been and is proposed to be conducted to complete and operate Phase I or hold any interest in its properties or assets.

(b)                                 No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 2.15 or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 2.15.

(c)                                  None of the Company, ORA or the Principals have received any notice or other communication (whether written or oral) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

2.16                           Litigation.  Except as set forth on Schedule 2.16, there is no action, suit, claim or proceeding of any nature pending or threatened against the Company or its properties, any of its officers or directors in their respective capacities as such or the Project (other than litigation which has been filed but of which the Company and ORA have no knowledge of and with respect to which have not been served), nor, to the knowledge of the Company or ORA, is there any basis therefor.  There is no investigation pending or threatened against the Company or its properties or any of its officers or directors by or before any Governmental Entity, nor, to the knowledge of the Company or ORA, is there any basis therefor.  Schedule 2.16 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.  No Governmental Entity has at any time challenged or questioned the legal right of the Company to complete or operate the Project which remains unresolved or which continues to be asserted.  There is no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Company, or its properties or any of its officers or directors, arising out of, or in any way connected with, the execution and delivery of this Agreement or the other transactions contemplated by the terms of this Agreement.

2.17                           Accounts Receivable.

(a)                                  The Company has made available to Monaco a list of all accounts receivable of the Company reflected on the Company Financials (“Accounts Receivable”) along with a range of days elapsed since invoice.

(b)                                 All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, to the best knowledge of the Company and ORA, should be collectible except to the extent of reserves therefor set forth in the Company Financials.  No Person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

2.18                           Minute Books.  The minute books of the Company made available to counsel for Buyer are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders and actions by written consent of directors or shareholders since the time of incorporation of the Company.

2.19                           Environmental Matters.  No Hazardous Materials are present, as a result of actions or omissions of the Company or ORA, or to the Company’s or ORA’s knowledge, as a result of any actions or omissions of any third party or otherwise, in, on, or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. The Company has obtained, and is and has been in compliance in all material respects with all applicable permits, licenses, registrations, approvals and other authorizations that are required for the operation of the Company’s business (including the completion and operation of the Project) under all applicable Environmental Laws.  The Company is and has been in compliance with all applicable Environmental Laws and to the knowledge of the

Company and ORA, the Company’s agents, predecessors in interest, contractors, invitees or licensees are and have been in compliance with all applicable Environmental Laws in connection with the operation of the Company’s business and the Project.  The Company has not disposed of, released, discharged, or emitted any Hazardous Materials into the air, soil, groundwater or otherwise at any properties owned, leased or occupied at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would reasonably be expected to subject the Company to liability.  Neither the Company nor ORA is aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the business or financial status of the Company. The Company has delivered to Monaco or made available for inspection by Monaco and its agents, representatives and employees all records in the Company’s possession or reasonably available to the Company concerning the Company’s compliance with Environmental Laws, and all environmental site assessments, sampling, analyses, tests, audits and engineering data relating to any real property currently or formerly owned or leased by the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.20                           Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Monaco or Buyer could become liable or obligated.

2.21                           Employee Matters and Benefit Plans.

(a)                                  Schedule.  Schedule 2.21(a) contains an accurate and complete list of each Plan and each Employment Agreement.  The Company does not have any plan or commitment to establish any new Plan or Employment Agreement, to modify any Plan or Employment Agreement (except to the extent required by law or to conform any such Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Monaco and Buyer in writing, or as required by this Agreement), or to adopt or enter into any Plan or Employment Agreement.

(b)                                 Documents.  The Company has provided to Monaco and Buyer correct and complete copies of: (i) all documents embodying each Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iv) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan.

(c)                                  Plan Compliance.

(i)                                     The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Plan, and each Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code

(ii)                                  Each Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

(iii)                               No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Plan.

(iv)                              There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan.

(v)                                 Each Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to Monaco and Buyer, Company or any of its ERISA Affiliates (other than ordinary administration expenses).

(vi)                              There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Plan.

(vii)                           Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)                                 Pension Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e)                                  Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither the Company, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(f)                                    No Post-Employment Obligations.  No Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(g)                                 Health Care Compliance.  Neither the Company nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h)                                 Effect of Transaction.

(i)                                     The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)                                  No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(i)                                     Employment Matters.  The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including, without limitation, all applicable foreign, federal, state and local laws, rules and regulations respecting termination of employment), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(j)                                     Labor.  No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated.  The Company does not know of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company.  Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(k)                                  International Employee Plan.  The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.22                           Insurance.  Schedule 2.22 contains a true, correct and complete list of all insurance policies and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due, payable and not yet delinquent under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Company and ORA have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.23                           Compliance with Laws.  The Company is in material compliance with all federal, state and local statutes, laws or regulations, domestic or foreign, and has not received any notices of violation with respect to any of such statutes, laws or regulations.

2.24                           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Company and/or ORA in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

2.25                           No Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer’s proposed acquisition of the Company, or limiting or restricting Buyer’s conduct or operation of the business of the Company or the completion or operation of the Project (or its own business) following the Closing is in effect, nor, to ORA’s and the Company’s knowledge, has any proceeding by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing been overtly threatened or commenced.

2.26                           Representations relating to the Property.

(a)                                  No Condemnation Pending or Threatened.  There is no pending condemnation, environmental, zoning or other land use regulatory proceeding affecting the Property or the completion and operation of the Project or any portion thereof, and neither the Company nor ORA have any knowledge that any such action is currently contemplated or threatened.

(b)                                 Parties in Possession.  Other than the third parties that have purchased lots as described in Schedule 2.26(p) (the “Sold Lots”) or that occupy lots under rental agreements, there are no parties in possession of any portion of the Property other than the Conveyed Common Area, whether as lessees, tenants at sufferance, trespassers or otherwise.

(c)                                  Flood Zone.  No portion of the Property is located in a wetland area, as defined by laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization.  The Project will not violate any requirement of the United States Corps of Engineers or laws relating to wetland areas.

(d)                                 Existing Improvements.  Except as set forth in Schedule 2.26(d), all of the Improvements required for the completion and operation of Phase I have been completed. To the best of the Company’s and ORA’s knowledge, (a) the Improvements (including the buildings and building pads and all drives, parking lots, landscaping, curbs, sidewalks, sewers and other utilities) and all other construction activities of the Property, including grading and filling, have been constructed, performed and installed substantially in accordance with plans and specifications approved by the various governmental authorities having jurisdiction, in compliance with all laws and the recommendations of the Company’s consultants and (b) all material licenses, permits, authorizations and approvals required for the Improvements by all governmental authorities having jurisdiction have been issued and have been paid for, and as of the Closing all of the same will be in full force and effect.  All drives and parking areas on the Property are private and have not been dedicated to any public authority.  Schedule 2.26(d) lists all Improvements required for the completion and operation of Phase I that are not yet complete, the status of completion of each such Improvement, the estimated time required to complete such Improvement, the estimated cost to complete such Improvement and any anticipated impediments to completing such Improvement.

(e)                                  Hazardous Substances.

(i)                                     To the knowledge of the Company and ORA (a) there are no surface impoundments, lagoons, waste piles, injection wells, or underground storage areas, or other man-made facilities located on the Property that may have accommodated Hazardous Materials; (b) no portion of the Property has been used as a dump or landfill or consists of filled-in land; (c) there are no buried, partially buried, above-ground or other tanks, storage vessels, drums or containers located on the Property; and (d) there has never been a spill, leak, discharge, emission, escape, leaching or disposal of the contents of any underground storage tank into groundwater, surface water or subsurface soils.

(ii)                                  To the knowledge of the Company and ORA, the Property currently complies with all Environmental Laws, and the Company has received no warning, notice, administrative complaint, judicial complaint or other formal or informal notice alleging that any conditions on the Property are or may be in violation of any Environmental Laws.  The Company has not received and, to the knowledge of the Company, and ORA, no previous owner of the Property has received any notice, summons, citation, letter or other communication, written or oral, from any Governmental Entity alleging or inquiring into any possible release, emission, discharge, disposal, use, storage, production, handling or presence of any Hazardous Materials on or about the Property or the soil, surface water or groundwater thereof.

(iii)                               To the knowledge of the Company and ORA, there are no wells on the Property and the Project does not include installation of any wells for purposes of irrigation or consumptive use and all water necessary for consumption and irrigation for the Project as it is anticipated to be developed is currently provided by a municipal water supply which extends to the Property boundary.

(f)                                    Governmental Approvals; No Violations of Zoning Laws.  Except as set forth on Schedule 2.26(f), the Company has obtained all material licenses, permits, variances, approvals, authorizations, easements and rights of way, including proof of dedication, required from all Governmental Entities having jurisdiction over the Property or from private parties, for the completion and operation of Phase I, including, without limitation, the sale of lots to third party users, and to insure vehicular and pedestrian ingress to and egress from the Property and adequate parking on the Property (“Approvals”).  No action, proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s or ORA’s knowledge, threatened concerning any such permit.  No land use, zoning, building or other law, ordinance, regulation or restriction (including, without limitation, the Americans with Disabilities Act) is, or as of the Closing Date will be, violated by the Property or the completion and operation of Phase I, including the sale of lots on the Property.  The Improvements and all parts thereof do not violate any restrictive covenants affecting it. Except as set forth on Schedule 2.26(f), there are no commitments to governmental authorities or agencies or quasi-governmental entities which relate to land use or zoning affecting the Property and there are no conditions of the Property’s zoning or use which have not been completely fulfilled.  To the Company’s and ORA’s knowledge, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any government agency or legislative body which would require the owner of the Property to make any expenditure in excess of $1,000 to modify or improve the Property in order to bring it into compliance therewith or to complete Phase I.  There is nothing that would constitute an uncured material violation of Federal, state, or municipal laws, ordinances, orders, regulations or requirements affecting any portion of the Property.  Neither the sewage nor any waste water systems nor the heating equipment, incinerators or other burning devices violate any applicable Federal, state or municipal laws, ordinances, orders, regulations or requirements.  Schedule 2.26(f) lists all Approvals that have not yet been received or that require further performance by the Company thereunder, the status of receipt of each Approval and/or the performance by the Company thereunder, the steps required to receive or complete performance with respect to each Approval, the estimated time required to receive and/or complete required performance with respect to each Approval, the estimated cost to receive and/or complete performance with respect to each Approval and any anticipated impediments to receiving and/or completing performance with respect to each Approval.

(g)                                 Soundness.  To the best of the Company’s and ORA’s knowledge, the mechanical, electrical, plumbing and sewer systems serving the Improvements are fully operational, there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in the Property, the roofs of the Improvements are free of leaks and in sound structural condition, and the Personalty is in good working order.

(h)                                 Access.  The Property has adequate direct access to and from completed, dedicated and accepted public roads for the completion and operation of the Project and there is no pending or threatened governmental proceeding which would impair or curtail such access.

(i)                                     Utilities.  Except as set forth in Schedule 2.26(i), there are presently in existence telephone, telecommunication, water, sewer, gas and electrical lines and cables and surface drainage systems on the Land and in the Improvements which have been completed, installed and paid for in compliance with all laws and which are sufficient to fully Phase I when Phase I is completed and operating. All utility lines serving the Property are separately metered, are located in the rights of way of public roadways bordering the Land and are set up to serve the Property independently of the neighboring properties.  Schedule 2.26(i) lists all such utility, telecommunications and drainage systems that are not yet completed, installed and paid for in compliance with laws, the status of completion of each such item, the estimated time required to complete such item, the estimated cost to complete such item and any anticipated impediments to completing such item.

(j)                                     Property.  Except for the recorded mortgages/deeds of trust securing the Monaco Loan and the US Bank Loan, liens for ad valorem real estate taxes not delinquent at the Closing Date, the Permitted Exceptions and as set forth in Schedule 2.26(j), the Company is and, following the consummation of the transaction contemplated by this Agreement will be, the owner of good and marketable fee simple title to the Property other than the Sold Lots and the Conveyed Common Area free and clear of any liens, mortgages, pledges, security interests, options, rights, leases, charges, encumbrances or restrictions of any kind (“Mortgages”).  The Property is all the property that is used or will be required in connection with the operation and completion of the Project.  Except as set forth in Schedule 2.11(c), there is no personal property owned by the Company which is used by the Company in connection with the ownership of the Property other than the Personalty.  The Property is segregated on the applicable tax rolls, so that no other property is included on any tax bill relating to any portion of the Property.  There are no tax exemptions or abatements affecting any of the Property.  The Property complies in all respects with the applicable subdivision or parcel map acts and has been properly subdivided so that the Property may be conveyed to Buyer as provided herein and the lots can be conveyed to third party purchasers without future action.  The Property has sufficient parking for the completion and operation of the Project as required by applicable law and does not have any shared parking with any other property.  Schedule 2.26(j) lists (i) all Mortgages to which the Project is subject (other than the recorded mortgages/deeds of trust securing the US Bank Loan, the Monaco Loan and with respect to the Sold Lots), the parties in whose favor the Mortgages run, the dates of such Mortgages, the amounts of such Mortgages and the subject matter of such Mortgages, and (ii) all Approvals required so that the Property may be conveyed to third party purchasers, the status of receipt of each Approval, the steps required to obtain each Approval, the estimated time required to obtain each such Approval, the estimated cost to obtain each such Approval and any anticipated impediments to obtaining each Approval.

(k)                                  Leases; Options; Broker Agreement.  Except as set forth in Schedule 2.26(k), there are no oral or written leases, licenses or other occupancy agreements, pending purchase and sale agreements or parking agreements with respect to the Property or options or rights of first refusal to lease or purchase the Property.  Schedule 2.26(k) sets forth a list of all such agreements, the names of the parties thereto, the dates thereof, the portions of the Property affected thereby (including the lot number, if applicable) and (a) as to leases, licenses and other occupancy agreements, the terms thereof and the aggregate rental and/or fees payable thereunder and (b) as to purchase agreements, the purchase price, the amount of the earnest money deposit, the estimated closing date and the conditions to closing.  The Company has delivered to Monaco true, correct and complete copies of all such agreements, and such agreements constitute the entire agreement with the Company thereunder.  The Company and the other parties thereto do not have any right to cancel or terminate any such agreements as a result of any existing fact known to the Company.  The Company is not in default under any such agreements, and to the best knowledge of the Company, and ORA, the other party thereto is not in default under any such agreements, and has performed all of the obligations required to be performed by the Company thereunder.  All such obligations to be performed on or prior to the Closing will have been duly performed and paid for in full by the time of Closing.  No brokerage or leasing commissions or other compensation is due or payable to any Person with respect to any such agreements or any extension, expansion or renewal thereof.  No claims or litigation, actual or threatened, exist with regard such agreements.  Neither the Company nor ORA nor any of the Principals has entered into any broker agreements, listing agreements or other similar agreements with respect to the sale or leasing of any portion of the Property.

(l)                                     Service Contracts.  There are presently in existence no service contracts, billboard or other advertising agreements or other sorts of operating agreements with respect to the Property (excluding the Sold Lots and the Conveyed Common Area), other than those listed on Schedule 2.26(l), all of which can be canceled, without penalty or other payment, upon written notice of thirty (30) days or less.  There are no union contracts affecting the Property.  Schedule 2.26(l) sets forth a list of all such agreements, the names of the parties thereto, the dates thereof, the work covered thereby, the terms thereof and the aggregate payments thereunder.

(m)                               Insurance.  The Property (excluding the Sold Lots and the Conveyed Common Area) is insured by “all-risk” property insurance at its full replacement value in favor of the Company.  The Company also carries commercial general liability insurance with respect to the Property (excluding the Sold Lots and the Conveyed Common Area) in the amount of $12,000,000.

(n)                                 No Assessments.  To the Company’s and ORA’s best knowledge, there are no pending or threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against the Property or any portion thereof, including upon completion of the Project.

(o)                                 US Bank Loan.  With respect to the US Bank Loan, (i) prepayment of such indebtedness is permitted at any time without premium or penalty, (ii) the Company has provided Monaco true, correct and complete copies of all of the documents securing and evidencing the US Bank Loan and none of such documents has been endorsed, renewed, amended, transferred, pledged or otherwise modified, and (iii) the current outstanding principal balance under the US Bank Loan is nine million six hundred twenty-two thousand eight hundred forty-six dollars ($9,622,846).

(p)                                 Project.  As of the date hereof, 30 lots have been sold and there are 4 pending purchase and sale agreements with respect to the lots.  Schedule 2.26(p) lists each lot and whether it has been sold, its asking price if it has not been sold, its sale price, sale date and purchaser if it has been sold, its pending sale date and purchase price if it is under contract, the amount of the monthly assessments for each lot and whether such assessments area current.  All the Approvals that have been obtained or that will be obtained at Closing, all of the agreements described in Section 2.26(k) and (l) above, all warranties, construction contacts and all similar documents and agreements relating to the Property and the Project are in the name of and/or in favor of the Company.  None of the drinking water supplied to the Project comes from the ground water on the Property, and it is not anticipated that future drinking water will come from the ground water on the Property.  All abandoned wells on the Property have been properly closed in accordance with Legal Requirements.  To the best knowledge of the Company and ORA, there is no opposition to the Project from any individual, group or entity.

(q)                                 Adverse Information.  The Company has no information or knowledge that there are any laws, ordinances or restrictions, or any change contemplated therein, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property, or any other facts or conditions which could, in the aggregate, have a material adverse effect upon the Property or the completion or operation of the Project, including the value or profitability thereof.  The Company has not received any notice from any insurance company of any defects or inadequacies in any of the Property which could materially and adversely affect the insurability of the Property or the Project or the premiums for the insurance thereof.  No notice has been given by any insurance company which has issued a policy with respect to any of the Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(r)                                    Delivery of Documents.  The Company has provided Monaco with true, correct and complete copies of the following items to the extent that ORA or the Company or their affiliates possess such items:  (a) all existing land use and development licenses, permits and approvals and building permits and “building finals” regarding the Project; (b) the most recent as-built survey of the Property in the Company’s possession; (c) evidence that the Property is properly zoned for the Project; (d) evidence that there currently exist no violations of any building, fire, health or safety code, law, rule, regulation or order; (e) a copy of the Company’s policy of title insurance on the Property; (f) all of the documents and agreements described in this Section 2.26, including, without limitation, those set forth in Schedules 2.26(k) and (l) and those described in Section 2.26(o), and none of such documents or agreements have been amended, transferred, other than pursuant to the US Bank Loan documents, pledged or otherwise modified; (g) copies of all air, soil, water, engineering (including, without limitation, structural and seismic reports and reports with respect to the American with Disabilities Act) and environmental reports, tests, indemnities and materials regarding the Property in the possession of or commissioned or requested by the Company; (h) a complete copy of all plans and specifications for the construction of the Improvements and the development of the Project (the “Plans and Specifications”); (i) a copy of all construction contracts entered into by the Company or otherwise in the Company’s possession with regard to the Property; (j) copies of all product and equipment warranties relating to the Improvements and/or the Personalty, including, without limitation, copies of all roof warranties; (k) copies of all concession agreements, commercial licenses, governmental licenses, permits, covenants, conditions and restrictions and any other agreements related to the Property, which have been certified by the Company to be true, correct and complete copies; (l) copies of all contracts relating to the operation, maintenance and management of the Property, including all service and supply agreements, franchise agreements and personal property leases; (m) copies of the Property tax bills for the last three (3) years and a schedule of all bond assessments, if applicable, for the Property for the last three (3) years; (n) copies of all financing documents pertaining to the Property; (o) copies of all fire, casualty (including earthquake and flood), liability and other insurance policies regarding the Property; (p) an inventory of all tangible Personalty; and (q) all written warranties from each subcontractor that performed Work at the Property as to the Work performed by such subcontractor (such written warranties, the “Subcontractors Warranties”).

(s)                                  Monies Owed.  Schedule 2.26(s) sets forth a true, correct and complete list of all amounts owed by the Company to third parties in connection with services or supplies furnished to the Property, the development of the Project or otherwise.

(t)                                    Loan Applications.  The Company has used all of the loan proceeds received from the US Bank Loan and the Monaco Loan, except as expressly approved by Monaco as to the Monaco Loan, only for the purposes for which such proceeds were required in the Company’s loan application.

(u)                                 Off-Site Improvements.  The Company has properly completed all of its construction and other obligations under the covenants, conditions and restrictions and agreements with Governmental Entities relating to the development of the Project.

(v)                                 Project Home Owner’s Association.  Schedule 2.26(v) sets forth the current amount that the Project’s homeowner’s association needs to assess each lot per month in order to adequately fund the operations and obligations of the homeowner’s association.  All of the owner’s of the lots in the Project, including the Company, are current on their payment of the monthly assessments.

(w)                               Monaco Loan.  The current outstanding principal balance under the Monaco Loan is two million eight hundred thousand dollars ($2,800,000).

2.27                           Warranties; Indemnities.  Except for those set forth in this Agreement, the Company has not given indemnities relating to the Project.

2.28                           Representations Complete; Disclosure.  None of the representations or warranties made by the Company and ORA (as modified by the Sellers’ Disclosure Letter), nor any statement made in any Schedule or certificate furnished by the Company or ORA pursuant to this Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  Each document delivered by the Company or its counsel to Monaco or its counsel in connection with this Agreement or the transactions contemplated hereby was a true and complete copy of such document including all exhibits, schedules and amendments thereto.

2.29                           No Other Representations or Warranties.  Except for the representations and warranties made by the Company or ORA in this Agreement, the ORLV Agreement, the ORMCC Agreement, the Guaranty and the Affiliates Agreement, neither the Company nor ORA make any representations or warranties, and the Company and ORA hereby disclaim any other representations or warranties, whether made by the Company or ORA or their respective officers, directors or employees, with respect to the execution and delivery of this Agreement, the Guaranty or the Affiliates Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Monaco or Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MONACO AND BUYER

Monaco and Buyer represent and warrant to the Company as follows:

3.1                                 Organization, Standing and Power.  Each of Monaco and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Monaco and Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Monaco or Buyer to consummate the transactions contemplated hereby.

3.2                                 Authority.  Each of Monaco and Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Monaco and Buyer.  This Agreement has been duly executed and delivered by Monaco and Buyer and constitutes the valid and binding obligation of Monaco and Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3                                 Consents.  No consent of any Person not a party to this Agreement and no consent of any Governmental Entity is required to be obtained on the part of Monaco or Buyer to permit the consummation of the transactions contemplated by this Agreement.

3.4                                 Noncontravention.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with any provision of the Certificate of Incorporation or Bylaws of Monaco or Buyer.

3.5                                 Brokers’ and Finders’ Fees; Third Party Expenses.  Neither Monaco nor Buyer has incurred, not will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company, ORA or the Principals could become liable or obligated.

3.6                                 Monaco Loan.  The current outstanding principal balance under the Monaco Loan is two million eight hundred thousand dollars ($2,800,000)

3.7                                 No Other Representations or Warranties.  Except for the representations and warranties made by the Monaco or Buyer in this Agreement, the ORMCC Agreement and the ORN Agreement, neither Monaco nor Buyer make any representations or warranties, and Monaco and Buyer hereby disclaim any other representations or warranties, whether made by the Monaco or Buyer or their respective officers, directors or employees, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to ORA or its representatives of any documentation or other information with respect to any of the foregoing.

ARTICLE IV

CONDUCT PRIOR TO CLOSING

4.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees (except to the extent that Monaco shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, materially comply with all the terms, conditions and provisions of all laws, rules regulations, orders, leases, liens, mortgages, agreements, insurance policies and other contractual arrangements relating to the Property, to pay its debts and Taxes when due, to pay or perform other obligations when due, confer with Monaco concerning material business or operational matters relating to the Company’s business, use reasonable, good faith efforts to maintain all the assets of the Company in their current condition and to promptly replace, repair or restore such assets in the event of any damage to or destruction of any of such assets prior to the Closing, maintain the books and records in the usual, regular and ordinary manner, on a basis consistent with prior years, report periodically to Monaco concerning the status and operation of the Project, and to use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Closing; it being understood that Monaco and the Company shall keep each other informed of developments to, and relating actions to be taken in connection with the matters described in Schedule 6.3(g) hereto.  Without limiting the foregoing, but subject to the limitations in Sections 4.1(a)-4.1(aa) below, during such period, the Company agrees to (i) use reasonable efforts to sell lots on the Project on terms reasonably acceptable to Monaco, (ii) perform all of its obligations under all Approvals and applications therefore and (iii) maintain the present insurance on the Property and promptly provide Monaco with copies of any written notice from any insurance company or board of fire underwriters (or other body exercising similar functions) of any defects or inadequacies in the Property or requesting performance of any repairs, alterations or other work to the Property. The Company shall promptly notify Monaco of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.  Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Monaco:

(a)                                  Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.8 hereof;

(b)                                 Enter into, assume, become bound or obligated by, or extend or modify the terms of any agreement, contract or commitment which (i) involves the payment of greater than $10,000 per annum, (ii) extends for more than one year or (iii) involves any payment or obligation to any affiliate of the Company;

(c)                                  Prepay any outstanding indebtedness;

(d)                                 Transfer to any Person any rights to the Intellectual Property;

(e)                                  Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Company Contracts or Approvals;

(f)                                    Commence, settle, institute, prosecute, compromise any action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit or obtain the release of any threatened action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit involving or relating to the Company or its business or assets;

(g)                                 Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(h)                                 Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(i)                                     Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(j)                                     Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(k)                                  Sell, lease, license or otherwise dispose of any of its properties or assets, or grant a security interest in any of such properties or assets;

(l)                                     Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

(m)                               Hire or extend an offer of employment with the Company to any individual;

(n)                                 Change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any employee;

(o)                                 Grant any severance or termination pay to any employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any employee;

(p)                                 Adopt or amend any Plan;

(q)                                 Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(r)                                    Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

(s)                                  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)                                    Enter into any strategic alliance or joint marketing arrangement or agreement;

(u)                                 grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(v)                                 enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property or enter into any lease, sublease, license or other occupancy agreement with respect to any real property;

(w)                               grant nor otherwise create or consent to the creation of any easement, covenant, restriction, assessment, encumbrance or lien affecting any of the Property;

(x)                                   convey any of the Property or any interest or rights therein, nor commit, permit or suffer to exist any waste or nuisance on the Property;

(y)                                 make or permit to be made any material change in the Property;

(z)                                   take any action, or fail to take any action, that would reasonably be expected to result in any of the representations and warranties set forth in ARTICLE II not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; or

(aa)                            take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (z) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

4.2                                 Other Offers.  In the event the Company or ORA or any of the Principals shall receive any offer or proposal with respect to any proposed agreement, contract or commitment to sell to any Person other than Monaco or the Buyer all or any portion of the Company’s business and properties or capital stock, whether by merger, sale of assets, tender offer or otherwise (an “Alternate Transaction”), the Company and/or ORA shall promptly (i) inform Monaco that such an offer or proposal has been received and (ii) disclose to Monaco the identity of the party making the offer or proposal and the terms of such offer or proposal.  Thereafter, the Company and ORA shall consult with Monaco regularly with regard to such offer or proposal and the status of discussions and/or negotiations with respect thereto.  The Company and ORA will not enter into, and will prohibit the Company’s and ORA’s officers from entering into, any agreement, contract or commitment with respect to an Alternate Transaction without the prior written consent of Monaco.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Securityholder Agreements.

(a)                                  Agreement to Retain Shares.  ORA agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any shares of capital stock of the Company beneficially owned by ORA as of the date hereof, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date.  As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Closing Date, and (ii) such date and time as this Agreement shall be terminated pursuant to Article VIII hereof.

(b)                                 Agreement to Vote Shares.  At every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, ORA shall vote the Shares:  (i) in favor of approval of this Agreement and the Acquisition and any matter that could reasonably be expected to facilitate the Acquisition; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Acquisition and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Monaco, Buyer and their affiliates and against any liquidation or winding up of the Company.

(c)                                  Additional Documents.  ORA hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Monaco or the Company, as the case may be, to carry out the intent of this Agreement.

(d)                                 Consent and Waiver.  ORA hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreements to which such ORA is a party or pursuant to any rights ORA may have.

5.2                                 Resignation of Directors and Officers of Company.  The Company and ORA shall use their reasonable best efforts to cause all of the directors and officers of the Company to resign their respective positions effective as of the Closing, and to cause each director and officer of the Company to deliver written notice of such resignation to Buyer at the Closing.

5.3           Access.  The Company and ORA shall afford Monaco and its accountants, counsel, consultants, and other representatives, full and complete access to the Property and the Company’s books and records, personnel, business and commercial relationships relating to the Company’s business, the Property and the Project during normal business hours during the period from the date hereof and prior to the Closing, including without limitation, to (i) all of the Company’s and ORA’s properties, books, contracts, commitments, and records related to the Company’s business, the Property and the Project, including without limitation, access to the Property for the purpose of (a) conducting an environmental audit or assessment that may include soil, groundwater, or Hazardous Materials sampling as Monaco in its discretion deems necessary and desirable to identify the presence or absence of Hazardous Materials, (b) conducting such surveys, tests, inspections and examinations as Monaco desires in regard to engineering and planning for future development of the Property, and examining the current condition of the Property, and determining the feasibility of future uses of the Property, including without limitation, as-built surveys, engineering studies, and seismic tests and (c) communicating with the Company’s personnel, consultants, Governmental Entities, and representatives from financial institutions, (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company, including but not limited to documents relating to the planning, permitting, construction and development costs (“Development Costs”) of the Project, forecasted future Development Costs of the Project and actual and forecasted sales of lots within the Project, and (iii) the records of the

Company’s independent accountants related to the Property or the Project. The Company agrees to provide to Monaco and its accountants, counsel, consultants, and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

5.4                                 Confidentiality.  Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby  (“Confidential Information”), confidential and not to use such Confidential Information except as contemplated by this Agreement; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources (and not in violation of an obligation of confidentiality of such other sources with respect to such information), (e) is required to be disclosed by order of court or government agency with subpoena powers, (f) is disclosed in the course of any litigation between any of the parties hereto or (g) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information.

5.5                                 Expenses.  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition shall be the obligation of the respective party incurring such fees; provided, however, all fees and expenses incurred by the Company in connection with the Acquisition shall be borne by ORA.  Such expenses shall include, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

5.6                                 Brokers’ or Finders’ Fees.  Monaco and Buyer will indemnify and hold the Company and ORA harmless from any claim for brokers’ or finders’ fees arising out of the transactions contemplated hereby by any Person claiming to have been engaged by Monaco or Buyer.  ORA will indemnify and hold Monaco and Buyer harmless from any claim for brokers’ or finders’ fees arising out of the transactions contemplated hereunder by any Person claiming to have been engaged by the Company or ORA.

5.7                                 Employee Matters.  Effective as of the Closing, the Company will terminate the Company’s employment of the Employees.

5.8                                 Consents.  The Company and ORA shall use their reasonable best efforts to obtain the consents, waivers and approvals under any of the Company Contracts as may be required in connection with the Acquisition so as to preserve all rights of, and benefits to, the Company thereunder.

5.9                                 Reasonable Best Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.10                           Notification of Certain Matters.  The Company and ORA shall give prompt notice to Monaco, and Monaco shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company, ORA, Monaco or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, ORA, Monaco or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by any party pursuant to this Section 5.10 shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.11                           Election to Supplement Sellers’ Disclosure Letter.  ORA is entitled to make a one time election (the “Supplemental Disclosure Election”) to provide Monaco with a Supplement to the Seller’s Disclosure Schedule (the “Disclosure Supplement”) at least seven (7) days prior to the Closing Date or, if Monaco provides less than nine (9) days notice of the Closing Date, within two (2) days after notice of the Closing Date.  The Disclosure Supplement may contain only qualifications to ORA’s representations and warranties that the Company and ORA had no knowledge of as of the date of this Agreement.  Notwithstanding Section 5.10 hereof, the Disclosure Supplement will be deemed to amend the Sellers’ Disclosure Schedule and to cure any breach of any or the representations or warranties related to such Disclosure Supplement.  If ORA makes the Supplemental Disclosure Election, Monaco may terminate this Agreement in its sole an absolute discretion, whether or not the information contained in the Disclosure Supplement is material.

5.12                           Inspection Period.  Notwithstanding the provisions of Section 5.9, at any time between the date hereof and the date that is thirty (30) days thereafter (the “Inspection Period”), Monaco may terminate this Agreement in accordance with the provisions of this Section if (a) Monaco is not satisfied, in Monaco’s sole and absolute discretion, with the information obtained from its examination of the Property or from documents delivered to it by the Company pursuant to the provisions of this Agreement or otherwise obtained by the Monaco; or (b) Monaco is not satisfied, in Monaco’s sole and absolute discretion, with the information determined by it or its representatives’ inspections of or inquiries regarding the Property or relevant financial records; or (c) if Monaco does not approve, in Monaco’s sole and absolute discretion, the form and substance of each Permitted Exception or is dissatisfied in any other way.  This Agreement establishes an option which can be exercised for any of the foregoing reasons if Monaco notifies the Company of its dissatisfaction, in writing, on or prior to the last day of the Inspection Period, which notice may, but need not, set forth the conditions giving rise to Monaco’s dissatisfaction, if any.  Monaco shall have the right at its option either immediately to terminate this Agreement by written notice or to terminate this Agreement immediately prior to the date specified in Section 8.1(b)(i) unless those conditions specified in the notice of dissatisfaction have by then been satisfied to Monaco’s satisfaction in Monaco’s sole and absolute discretion.

5.13                           Risk of Loss.  The Company shall bear all risk of loss or damage to the Property by fire, other casualty, condemnation or Hazardous Materials prior to the Closing.  If before the Closing the Property should be damaged or taken or threatened to be taken or Hazardous Materials shall become present on the Property, or if access to or parking for the Property is altered in any regard, Monaco may, at its option, (a) terminate this Agreement by written notice delivered to the Company at or prior to the Closing or (b) proceed to Closing as provided under this Agreement, in which event Monaco shall receive any and all insurance and condemnation proceeds attributable to the casualty or condemnation.

5.14                           Notice of Damage.  If at any time prior to the Closing all or any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, or taken by condemnation or eminent domain or any proceeding in condemnation or eminent domain or the Company or ORA become aware of the threat of such taking, or Hazardous Materials shall become present on the Property, the Company or ORA, as applicable, shall promptly give written notice thereof to Monaco.

5.15                           Public Disclosure.  No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefore, without the prior written consent of the other party, which consent shall not be unreasonably withheld.  This Section 5.15 shall not apply to any disclosure deemed necessary or advisable by Monaco (i) in order for Monaco to complete its due diligence of the Company, (ii) in order to comply with applicable securities laws, or to any disclosure required by other applicable law or (iii) to satisfy the condition to Closing set forth in Section 6.2(c).

5.16                           Closing Cost Schedule.  Monaco and ORA shall mutually agree at least one (1) business day prior to the Closing Date on a Closing Cost Schedule, which shall identify the Closing Costs.

5.17                           Broker License.  ORA agrees to use its best efforts to obtain a valid corporate real estate broker and property manager license in the State of Nevada as soon as possible; provided, however, that ORA shall obtain such corporate real estate broker and property manager license no later than ten (10) business days after the Closing Date.

5.18                           Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE ACQUISITION

6.1                                 Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b)                                 Certain Related Agreements.  (i) All conditions set forth in ARTICLE VII of each of the ORN Agreement and the ORMCC Agreement shall have been satisfied or waived and (ii) the ORN Acquisition and the ORMCC Acquisition shall have closed concurrently with the Closing.

(c)                                  Federal and State Filings and Approvals.  All applicable federal and state filing or licensing requirements, and all required federal and state regulatory approvals, in connection with the transactions contemplated by this Agreement shall have been satisfied or obtained, respectively.

6.2                                 Additional Conditions to Obligations of the Company and ORA .  The obligations of the Company and ORA to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and ORA:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of Monaco and Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties shall have been true and correct, as so qualified, in all respects on and as of the Closing) and Monaco and Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them.

(b)                                 Certificate of Monaco.  ORA shall have been provided with a certificate executed on behalf of the Monaco by one of its executive officers to the effect that, as of the Closing:

(i)                                     all representations and warranties made by the Monaco and Buyer in this Agreement are true and correct in all material respects (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties so qualified shall have been true and correct in all respects on and as of the Closing);

(ii)                                  all covenants and obligations under this Agreement to be performed or complied with by Monaco and Buyer on or prior to the Closing have been so performed or complied with in all material respects; and

(iii)                               all conditions to the obligations of the Company set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement.

(c)                                  Payment of US Bank Loan.  Monaco shall have paid or caused to be paid to US Bank the entire outstanding principal and interest under the US Bank Loan.

6.3                                 Additional Conditions to the Obligations of Monaco and Buyer.  The obligations of Monaco and Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Monaco:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Company and ORA in this Agreement were true and correct on the date they were made and shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties shall have been true and correct, as so qualified, in all respects on and as of the Closing) and each of the Company and ORA shall have performed and complied in all material respects with all of their respective covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b)                                 Written Resignations.  All directors and officers of the Company shall have delivered to Buyer written resignations from their respective positions, effective as of the Closing.

(c)                                  Certificates of Company ORA.  Monaco shall have been provided with certificates executed by ORA and executed on behalf of the Company by its President and Secretary to the effect that, as of the Closing:

(i)                                     all representations and warranties made by the party providing the certificate in this Agreement are true and correct in all material respects (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties shall have been true and correct as so qualified in all respects on and as of the Closing);

(ii)                                  all covenants and obligations under this Agreement to be performed or complied with by the Company and the party providing the certificate on or prior to the Closing have been so performed or complied with in all material respects; and

(iii)                               all conditions to the obligations of Monaco and Buyer set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement.)

(d)                                 Secretary’s Certificate of Company.  Monaco shall have been provided with a certificate executed on behalf of the Company by its Secretary to the effect that, as of the Closing:

(i)                                     the Company has provided Monaco with complete and accurate copies of the Company’s Articles of Incorporation and Bylaws, each as amended and corrected to date;

(ii)                                  the Company has provided Monaco with complete and accurate copies of resolutions of ORA’s and the Company’s Boards of Directors approving the Acquisition and the transactions contemplated by this Agreement; and

(iii)                               the Company has provided Monaco with complete and accurate copies of resolutions of its shareholders approving the Acquisition and the transactions contemplated by this Agreement.

(e)                                  Incumbency Certificate.  The Company has provided Buyer with a certificate as to the incumbency of signatories and genuineness of signatures.

(f)                                    Claims.  No claims shall have been asserted (whether or not asserted in litigation) which might materially and adversely affect the consummation of the transactions contemplated hereby or the business assets (including intangible assets), financial condition or results of operations of the Company.

(g)                                 Third Party Consents.  Any and all consents, waivers, and approvals listed pursuant to Schedule 6.3(g) shall have been obtained.

(h)                                 Soper Opinion.  Monaco shall have received a legal opinion from Soper & Oakley, PLLC, legal counsel to the Company and ORA, substantially in the form of Exhibit F hereto.

(i)                                     Tribler Opinion.  Monaco shall have received a legal opinion from Tribler Orpett & Crone, Professional Corporation, legal counsel to the Principals, substantially in the form of Exhibit G hereto.

(j)                                     No Material Adverse Changes.  There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company.

(k)                                  Litigation.  There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Buyer or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

(l)                                     FIRPTA Compliance.  The Company shall have delivered to Monaco a properly executed statement in a form reasonably acceptable to Monaco for purposes of satisfying Monaco’s and Buyer’s obligations under Treasury Regulation Section 1.1445-2(b).

(m)                               Intercompany Payables.  ORA shall have provided evidence satisfactory to Monaco that all Intercompany Payables have been permanently and irrevocably forgiven.

(n)                                 Title Insurance. Buyer shall have obtained an ALTA form of owner’s title insurance policy with the survey exception deleted insuring Buyer’s fee simple title to the Property following the Closing at standard rates in the amount of $12 million, subject only to the Permitted Exceptions, and including zoning and subdivision endorsements and such endorsements as Buyer may require, but excluding mechanics’ and materialmen’s liens coverage (the “Title Policy”).

(o)                                 Title Affidavits.  The Company and ORA shall have provided such affidavits and other documents as are reasonably required as a condition to issuing the Title Policy without the survey exception or other exceptions, except the Permitted Exceptions and the preprinted mechanic’s lien exception, including, without limitation, an owner’s affidavit and gap indemnity.

(p)                                 Loan Documents.  Buyer shall have received pay-off statements acceptable to Monaco and the title company issuing the Title Policy regarding the US Bank Loan and any liens to be satisfied on Closing, and such other documents and instruments (including, without limitation, requests for reconveyance or substitutions of trustee and reconveyances of deeds of trust) as the title company issuing the Title Policy may require as a condition to insuring Buyer’s title to the Property free and clear of such deeds of trust.

(q)                                 Intercompany Receivables.  The Company shall have been paid all amounts owed to it pursuant to Intercompany Receivables.

(r)                                    Permits.  Any Governmental Authorization relating to the Project issued to any person or entity other than the Company shall have been transferred to or re-issued in the name of the Company.

(s)                                  Guaranty.  Each of the parties to the Guaranty shall have executed and delivered the Guaranty.

(t)                                    Affiliates Agreement.  Each of the parties to the Affiliates Agreement shall have executed and delivered the Affiliates Agreement.

(u)           Management Agreement.  Each of the parties to the Management Agreement shall have executed and delivered the Management Agreement.

(v)                                 Employees.  The Company shall have terminated the Company’s employment of all Employees.

(w)                               Trademark Agreement.  ORA and the Company shall have executed and delivered the Trademark Agreement.

(x)                                   Warranties.  ORA shall have provided, in form reasonably acceptable to Monaco, (i) all Subcontractors Warranties to the extent that ORA or the Company or their affiliates possess such warranties, (ii) a written warranty as to the roof installed at the clubhouse on the Property and (iii) a letter from Donovan Construction confirming the date of its warranty under its general construction contract for the Project.

(y)                                 HOA Letter.  ORA shall have provided a letter from the Project’s home owner’s association dated as of the Closing Date confirming that the Company is in compliance with the covenants, conditions and restrictions to which the Property is subject and that the Company is current in all assessments and dues relating to the association, except as described therein.

(z)                                   Santoro Opinion.  Monaco shall have received a legal opinion from Santoro, Driggs, Walch, Kearney, Johnson & Thompson, legal counsel to the Company, substantially in the form of Exhibit H hereto.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1           Survival of Representations and Warranties.  All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Closing for three years, provided, however, that (i) the representations and warranties in Section 2.2(b) relating to title matters and the representations and warranties in Sections 2.9 relating to tax matters shall survive the Closing and shall not terminate and (ii) the representations and warranties in Sections 2.19 and 2.26(e) relating to environmental matters and hazardous substances shall survive the Closing and shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the environmental liabilities in question.

7.2           Indemnification.

(a)           General Indemnification. ORA covenants and agrees to indemnify, defend, protect and hold harmless Monaco, Buyer and their affiliates (each an “Indemnified Party”) from, against and in respect of any claim, loss, expense, liability or other damage (including without limitation any liability of Monaco, Buyer or any of their affiliates for expenses incurred by the Company related to the transactions contemplated hereby), including reasonable attorneys’ fees, to the extent of the amount of such claim, loss, expense, liability or other damage that Monaco, Buyer or any of their affiliates have incurred or reasonably and in good faith anticipates incurring (i) by reason of the inaccuracy or breach of any representation or warranty of the Company and ORA contained herein or in any certificate, instrument, or other document delivered pursuant to this Agreement, subject to Section 7.1, (ii) by reason of a breach of any covenant or agreement, of the Company and ORA contained herein, (iii) relating to ORA’s and Company’s Unknown Environmental Liabilities, but only to the extent of any Environmental Remediation Costs, (iv) by reason of Company’s Benefit Liabilities, (v) relating to the Donovan Side Letter, (vi) relating to Taxes attributable to ORA or a member of ORA’s affiliated group (as defined in Section 1504(a)) of the Code (other than the Company) as a result of the Company having been a member of ORA’s affiliated group or having filed a consolidated (or similar) return with the ORA affiliated group or (vii) relating to any and all payroll, employee related or income taxes whensoever arising with respect to or relating to the Company that are attributable to any taxable period ending on or prior to the Closing Date and, in case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date (all of the foregoing collectively “Losses”); provided, however, that Monaco and Buyer shall only have the right to be indemnified against Losses described in clauses (i), (ii), (iii) and (v) above if, and to the extent that, the aggregate of the Losses (as such term is defined in each of this Agreement, the ORN Agreement and the ORMCC Agreement) under this Agreement, the ORN Agreement and the ORMCC Agreement exceeds $250,000 (though the right to offset Losses set forth in Section 9.2(b) shall apply to all Losses and not solely to the amount of Losses above and beyond such $250,000 threshold).  After the Closing, ORA’s aggregate contractual liability for Losses under this Agreement, the ORN Agreement and the ORMCC Agreement shall not exceed the Indemnification Cap; provided, however, that nothing herein shall limit any noncontractual remedy for fraud. For the purpose of determining the amount of any Loss for which any of the indemnified parties may be entitled to indemnification by ORA pursuant to this ARTICLE VII, any representation or warranty contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect,” shall be deemed made or given without such qualification.

(b)                                 Exclusive Remedy.  Except as provided in Section 10.10 and except for remedies relating to fraud, the provisions of this ARTICLE VII shall constitute the sole and exclusive remedy of the Indemnified Parties with respect to any Losses.

(c)                                  Indemnification Procedures.  All claims for indemnification under this ARTICLE VII shall be asserted and resolved as follows:

(i)                                     Indemnification Claims.  In the event that an Indemnified Party has a claim for Losses hereunder which does not involve claim being asserted against or sought to be collected by a third party, Monaco shall deliver to ORA and each of the Principals a certificate signed by any officer of Monaco (an “Officer’s Certificate”):  (A) stating that Monaco (or an Indemnified Party) has paid or properly accrued or reasonably and in good faith anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related.  If ORA does not notify Monaco in writing within thirty (30) days from the date of receipt of the Officer’s Certificate that ORA objects to any claim or claims made in any Officer’s Certificate, the amount of the claim for Losses contained in the Officer’s Certificate shall be conclusively deemed a liability of the indemnifying party hereunder.  Notwithstanding the foregoing, Monaco may not deliver an Officer’s Certificate to ORA to seek indemnification from ORA pursuant to this Section 7.2 for Losses relating to the inaccuracy or breach of any representation or warranty of ORA contained herein or in any certificate, instrument, or other document delivered pursuant to this Agreement after the applicable representations or warranties have terminated in accordance with Section 7.1.

(ii)                                  Resolution of Conflicts.

(1)                                  In case ORA shall so object in writing to any claim or claims made in any Officer’s Certificate, ORA and Monaco shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If ORA and Monaco should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(iii)                               If no such agreement can be reached after good faith negotiation, either Monaco or ORA may demand arbitration of the matter as set forth below in Section 7.3 unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by court judgment or settlement of the parties to the litigation or Monaco and ORA agree to arbitration.

(d)                                 Third-Party Claims.  In the event Monaco becomes aware of a third-party claim which Monaco believes may result in a claim by Monaco for indemnification pursuant to this ARTICLE VII, Monaco shall notify ORA of such claim, and ORA shall be entitled, at its expense, to participate in any defense of such claim.  Monaco shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of ORA, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against ORA under this Section 7.2.  In the event that ORA has consented to any such settlement, ORA shall have no power or authority to object under any provision of this ARTICLE VII to the amount of any claim by Monaco against ORA for indemnification with respect to such settlement.

7.3                                 Arbitration.

(a)           The resolution of any disputes arising under this ARTICLE VII shall be settled by Arbitration.  Such arbitration shall be conducted by three arbitrators.  Monaco shall select one arbitrator and ORA shall select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  The decision of a majority of the three arbitrators as to the validity and amount of any claim in an Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.

Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Lane County, Oregon under the rules then in effect of the American Arbitration Association. For purposes of this subsection, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Monaco shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Monaco less than the sum of one half of the disputed amount plus any amounts not in dispute; otherwise, ORA shall be deemed to be the Non-Prevailing Party.  Each party shall pay its own expenses and one-half the fees of each arbitrator and the administrative fee of the American Arbitration Association; provided, however, that the arbitrators may require the Non-Prevailing Party to pay the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration if the arbitrators find that the arbitration action was brought or defended other than in good faith and with a reasonable basis in fact by the Non-Prevailing Party.

7.4                                 Guaranty.  In the event that after the procedures set forth above have been followed, an Indemnified Party is entitled to indemnification pursuant to this ARTICLE VII, Monaco may, in its sole discretion, seek payment of such amount from either ORA pursuant to this Agreement or from the Principals pursuant to the Guaranty or both, provided that no Indemnified Party shall be entitled to receive in payment in aggregate in excess of the amount it is entitled to under this ARTICLE VII.

7.5                                 Subrogation.  In the event ORA pays any Indemnified Party for Losses pursuant to Section 7.2 in connection with any third party claim, ORA shall be subrogated to the extent of such payment to all of the rights of recovery of the Company, Monaco and Buyer, which shall cooperate with ORA to enable ORA to secure such rights and to effectively to bring suit to enforce such rights.

7.6                                 Claims Made by ORA.  If ORA brings an action against Monaco or Buyer relating to (i) the inaccuracy or breach of any representation or warranty of Monaco and Buyer contained herein or in any certificate, instrument, or other document delivered pursuant to this Agreement, subject to Section 7.1, or (ii) a breach of any covenant or agreement, of Monaco and Buyer contained herein, then ORA may recover from Monaco or Buyer for any loss, expense, liability or other damage (including without limitation any liability of ORA or any of its affiliates for expenses incurred by ORA related to the transactions contemplated hereby), including reasonable attorney’s fees, arising from (i) or (ii) above; provided, however, that ORA and its affiliates shall only have the right to such recovery if, and to the extent that, Monaco’s and Buyer’s aggregate contractual liability under this Agreement, the ORN Agreement and the ORMCC Agreement exceeds $250,000.  After the Closing, Monaco’s and Buyer’s aggregate contractual liability under this Agreement, the ORN Agreement and the ORMCC Agreement shall not exceed the Indemnification Cap; provided, however, that nothing herein shall limit any noncontractual remedy for fraud.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                                 Optional Termination.  Except as provided in Section 8.3 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a)                                  by mutual consent of ORA and Monaco;

(b)                                 by Monaco or ORA if:  (i) the Closing has not occurred on or before December 15, 2002; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(c)           by Monaco if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would:  (i) prohibit or materially and adversely restrict Buyer’s or the Company’s ownership or operation of all or a portion of the business of the Company or (ii) compel Buyer or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Buyer as a result of the Acquisition;

(d)                                 by Monaco if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or ORA and such breach has not been cured within ten (10) business days after written notice to the Company (provided that no cure period shall be required for a breach which by its nature cannot be cured);

(e)                                  by Monaco if there shall have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the business or operations of the Company;

(f)                                    by the Company or ORA if they are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Monaco and such breach has not been cured within ten (10) business days after written notice to Monaco (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

(g)                                 pursuant to Sections 5.11, 5.12, or 5.13 of this Agreement.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2                                 Automatic Termination.  Except as provided in Section 8.3 below, this Agreement shall terminate and the Acquisition shall be abandoned if at any time prior to the Closing either the ORMCC Agreement or the ORN Agreement is terminated pursuant to Section 8.1 of such agreements.

8.3                                 Effect of Termination.  In the event of termination of this Agreement as provided in Sections 8.1 or 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Monaco, Buyer, the Company, or ORA, or their respective officers, directors or shareholders, if applicable, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6, this Section 8.3  and ARTICLE X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.4                                 Amendment.  Except as may otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended at any time by execution of an instrument in writing signed by Monaco, Buyer, the Company and ORA.

8.5           Extension; Waiver.  At any time prior to the Closing, Monaco and Buyer, on the one hand, and the Company and ORA, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

POST-CLOSING COVENANTS

9.1                                 Phase I Financing and Completion.  Buyer shall use commercially reasonable efforts to provide or obtain the financing necessary for, and to complete, (i) the construction of the Improvements required to complete Phase I and (ii) the sale to third party users on terms acceptable to Buyer in its sole and absolute discretion all of the lots in Phase I.  Notwithstanding the foregoing, Buyer shall have the right at any time, in its sole discretion, to cease all efforts to complete the Phase I Improvements and/or to sell the lots and elect instead to use commercially reasonable efforts to sell all or any portion of the Resale Property (including all or any portion of Phase I) on terms acceptable to Buyer in its sole and absolute discretion, in which case the provisions of Section 9.4 shall apply.

9.2                                 Phase I Profits.

(a)                                  Allocation of Phase I Profits.  Within ten (10) days after all of the Improvements required to complete Phase I have been completed and all of the lots in Phase I have been sold to third party users (the “Phase I Completion Date”), Buyer or Monaco shall pay to ORA an amount equal to 20% of the Phase I Net Profit less any amounts paid to ORA pursuant to Section 9.2(c).  As used herein, the date that a lot is sold shall mean the date the escrow for such sale is closed (or if there is no escrow, upon recordation of the deed). “Phase I Net Profit” shall mean all cash proceeds received by Buyer from the original sales by Buyer of developed lots in Phase I after the Closing Date, less:

(i)                                     all amounts paid by Buyer or Monaco to repay the US Bank Loan (including accrued interest), to convey the common areas to the homeowner’s association and to pay off any delinquent taxes, mechanics’ liens and default judgments, including any prepayment penalties, legal fees, processing fees, recording fees and any other associated costs;

(ii)                                  all amounts paid by Buyer or Monaco to secure the Replacement Loan, if any, including legal fees, processing fees, recording fees and any other associated;

(iii)                               the Carryover Loss;

(iv)                              all interest that has accrued under the Replacement Loan up to and including the Phase I Completion;

(v)                                 all reasonable overhead costs of Monaco and Buyer relating to the operation and management of the Property from the Closing Date to the Phase I Completion;

(vi)                              the Monaco Loan Cost as of the Phase I Completion Date;

(vii)                           all amounts outstanding (including interest) under any other loans to the Company as of the Phase I Completion Date;

(viii)                        all Losses to the extent that Buyer or Monaco are unable to seek indemnification against ORA pursuant to Section 7.2(a) due to the fact that the aggregate amount of Losses is less than $250,000;

(ix)                                all Tax liabilities arising from the sale of lots in Phase I;

(x)                                   all taxes paid by Buyer under Section 1.7 hereof;

(xi)                                all liabilities incurred or costs paid by the Company under the Management Agreement and the Trademark Agreement up to and including the Phase I Completion Date; and

(xii)                             all liabilities incurred or costs paid by Buyer, Monaco or the Company in connection with the operation and completion of the Project from the Closing Date to the Phase I Completion Date, including all payments to satisfy contractors, consultants, management companies, taxing authorities and vendors, and assessments, insurance, permit and land use fees and approvals, attorneys’ fees and payroll costs for employees of Monaco or Buyer relating to services provided on the Project and including in connection with the sale of the lots in the phase, including broker commissions, transfer taxes, escrow costs, title costs, survey fees, attorneys’ fees and other closing costs.

Notwithstanding the foregoing, (A) all items listed in (i), (ii) and (iv) through (xii) shall not be included in the foregoing calculation to the extent that such amounts have already been accounted for in a prior Net Profit Calculation and (B) if the Company conveys or sells any lots in Phase I to Buyer or any affiliate of Buyer, then for the purpose of the Net Profit Calculation in this Section 9.2(a), Buyer will be deemed to have sold such lots and to have received an amount equal to the market value of such lots.

(b)                                 Carryover Loss.  If the Phase I Net Profit calculation set forth in Section 9.2(a) above yields a negative number, then (i) ORA shall receive no payments with respect to the completion of Phase I and, (ii) to the extent that such calculation yields a negative amount, such negative amount shall be reflected in the Net Profit Calculation of the next Sale as a Carryover Loss.

(c)                                  Estimated Phase I Net Profit.  Within thirty (30) days after 95% all of the lots in Phase I have been sold to third party users, Buyer or Monaco shall pay to ORA an amount equal to the lesser of (i) Buyer’s conservative good faith estimate of what 20% of the Phase I Net Profit will be upon sale of all the lots in Phase I and (ii) 20% of the Phase I Net Profit resulting from the

Net Profit Calculation contained in Section 9.2(a) assuming that the sale of 95% of the lots in Phase I was the sale of all the lots in Phase I.

9.3                                 Phase II Obligations.

(a)                                  Option with Respect to Phase II.  Buyer may, in its sole and absolute discretion, (i) commence development of Phase II and sell lots on Phase II on terms acceptable to Buyer in its sole and absolute discretion or, (ii) at any time, sell all or any portion of the Resale Property (including all or any portion of Phase II).  If Buyer develops Phase II, then within ten (10) days after all of the Improvements required to complete Phase II have been constructed and all of the lots in Phase II have been sold to third party users (the “Phase II Completion Date”), Buyer shall pay to ORA the amounts described in Section 9.3(b). If at any time Buyer determines that it will not develop or that it will cease developing Phase II, then Buyer shall use commercially reasonable efforts to sell all or any portion of the Resale Property on terms acceptable to Buyer in its sole and absolute discretion.  Profits from any Resale shall be distributed in accordance with Section 9.4.

(b)                                 Developed Phase II Profit Participation.  If Buyer develops Phase II, then after the Phase II Completion Date, Buyer or Monaco shall pay to ORA an amount equal to 20% of the Phase II Net Profit less any amounts paid to ORA pursuant to Section 9.3(d).  “Phase II Net Profit” shall mean all cash proceeds received by Buyer from the original sales by Buyer of developed lots in Phase II after the Closing Date, less:

(i)                                     all amounts paid by Buyer or Monaco to repay the US Bank Loan (including accrued interest), to convey the common areas to the homeowner’s association and to pay off any delinquent taxes, mechanics’ liens and default judgments, including any prepayment penalties, legal fees, processing fees, recording fees and any other associated costs;

(ii)                                  all amounts paid by Buyer or Monaco to secure the Replacement Loan, if any, including legal fees, processing fees, recording fees and any other associated costs;

(iii)                               the Carryover Loss;

(iv)                              all interest that has accrued under the Replacement Loan up to and including the Phase II Completion Date;

(v)                                 all reasonable overhead costs of Monaco and Buyer relating to the operation and management of the Property from the Closing Date to the Phase II Completion Date;

(vi)                              the Monaco Loan Cost as of the Phase II Completion Date;

(vii)                           all amounts outstanding (including interest) under any other loans to the Company as of the Phase II Completion Date;

(viii)                        all Losses to the extent that Buyer or Monaco are unable to seek indemnification against ORA pursuant to Section 7.2(a) due to the fact that the aggregate amount of Losses is less than $250,000;

(ix)                                all Tax liabilities arising from the sale of lots in Phase II;

(x)                                   all taxes paid by Buyer under Section 1.7 hereof;

(xi)                                all liabilities incurred or costs paid by the Company under the Management Agreement and the Trademark Agreement up to and including the Phase II Completion Date; and

(xii)                             all liabilities incurred or costs paid by Buyer, Monaco or the Company in connection with the operation and completion of the Project from the Closing Date to the Phase II Completion Date, including all payments to satisfy contractors, consultants, management companies, taxing authorities and vendors, and assessments, insurance, permit and land use fees and approvals, attorneys’ fees and payroll costs for employees of Monaco or Buyer relating to services provided on the Project and including in connection with the sale of the lots in the phase, including broker commissions, transfer taxes, escrow costs, title costs, survey fees, attorneys’ fees and other closing costs.

Notwithstanding the foregoing, (A) all items listed in (i), (ii) and (iv) through (xii) shall not be included in the foregoing calculation to the extent that such amounts have already been accounted for in a prior Net Profit Calculation and (B) if the Company conveys or sells any lots in Phase II to Buyer or any affiliate of Buyer, then for the purpose of the Net Profit Calculation in this Section 9.3(a), Buyer will be deemed to have sold such lots and to have received an amount equal to the market value of such lots.

(c)                                  Carryover Loss.  If the Phase II Net Profit calculation set forth in Section 9.3(a) above yields a negative number, then (i) ORA shall receive no payments with respect to the completion of Phase II and, (ii) to the extent that such calculation yields a negative amount, such negative amount shall be reflected in the Net Profit Calculation of the next Sale as a Carryover Loss.

(d)                                 Estimated Phase II Net Profit.  Within thirty (30) days after 95% all of the lots in Phase I have been sold to third party users, Buyer or Monaco shall pay to ORA an amount equal to the lesser of (i) Buyer’s conservative good faith estimate of what 20% of the Phase II Net Profit will be upon sale of all the lots in Phase II and (ii) 20% of the Phase II Net Profit resulting from the Net Profit Calculation contained in Section 9.3(a) assuming that the sale of 95% of the lots in Phase II was the sale of all the lots in Phase II.

9.4                                 Resales.

(a)                                  Resale Profit Participation.  If Buyer sells all or any portion of a Resale Property (other than the sale of developed lots to third party users in any of Phase I, Phase II or Phase III), Buyer or Monaco shall pay to ORA upon the close of escrow of such Resale (or if there is no escrow, upon recordation of the deed) (a “Resale Closing Date”) an amount equal to 20% of the Resale Net Profit.  “Resale Net Profit” shall mean all cash proceeds received by Buyer from a Resale after the Closing Date, less:

(i)            all amounts paid by Buyer or Monaco to repay the US Bank Loan (including accrued interest), to convey the common areas to the homeowner’s association and to pay off any delinquent taxes, mechanics’ liens and default judgments, including any prepayment penalties, legal fees, processing fees, recording fees and any other associated costs;

(ii)                                  all amounts paid by Buyer or Monaco to secure the Replacement Loan, if any, including legal fees, processing fees, recording fees and any other associated costs;

(iii)                               the Carryover Loss

(iv)                              all interest that has accrued under the Replacement Loan up to and including such Resale Closing Date;

(v)                                 all reasonable overhead costs of Monaco and Buyer relating to the operation and management of the Property from the Closing Date to such Resale Closing Date;

(vi)                              the Monaco Loan Cost as of such Resale Closing Date;

(vii)                           all amounts outstanding (including interest) under any other loans to the Company as of such Resale Closing Date;

(viii)                        all Losses to the extent that Buyer or Monaco are unable to seek indemnification against ORA pursuant to Section 7.2(a) due to the fact that the aggregate amount of Losses is less than $250,000;

(ix)                                all Tax liabilities arising from such Resale

(x)                                   all taxes paid by Buyer under Section 1.7 hereof.

(xi)                                all liabilities incurred or costs paid by the Company under the Management Agreement and the Trademark Agreement up to and including such Resale Closing Date;

(xii)                             all liabilities incurred or costs paid by Buyer, Monaco or the Company in connection with the operation and completion of the Project from the Closing Date to the such Resale Closing Date, including all payments to satisfy contractors, consultants, management companies, taxing authorities and vendors, and assessments, insurance, permit and land use fees and approvals, attorney’s fees and payroll costs for employees of Monaco or Buyer relating to services provided on the Project and including in connection with the sale of the lots in the Project, including broker commissions, transfer taxes, escrow costs, title costs, survey fees, attorneys’ fees and other closing costs; and

(xiii)                          all liabilities incurred or costs paid by Buyer, Monaco and the Company in connection with such Resale, including broker commissions, transfer taxes, escrow costs, title costs, survey costs, attorneys’ fees and other closing costs.

Notwithstanding the foregoing, all items listed in (i), (ii) and (iv) through (xiii) shall not be included in the foregoing calculation to the extent that such amounts have already been accounted for in a prior Net Profit Calculation.Buyer shall have no obligation to pay any amount in connection with any sale transaction which fails to close (i.e., title is conveyed to the purchaser) for any reason.  Buyer shall have the right, in its sole and absolute discretion, to reject any offer to purchase any portion of the Resale Property.

(b)                                 Carryover Loss.  If a Resale Net Profit calculation set forth in Section 9.4(a) above yields a negative number, then (i) ORA shall receive no payments with respect to the Resale and, (ii) to the extent that such calculation yields a negative amount, such negative amount shall be reflected in the Net Profit Calculation of the next Sale as a Carryover Loss.

9.5                                 Closing Costs.  Notwithstanding any other provision of this Article IX, Buyer’s aggregate payment obligations to ORA under Sections 9.2, 9.3, and 9.4 shall be reduced by an amount equal to 50% of the Closing Costs (the “ORA Closing Costs”), and Buyer shall not pay any amounts to ORA pursuant to such sections until the ORA Closing Costs have been offset against such payments.

9.6                                 Interest on Certain Loans.  Notwithstanding the foregoing, the Net Profit Calculations shall not include interest accrued on loans from Monaco to the Company after the Closing to the extent that the interest rate on such loans exceeds the greater of (i) Monaco’s regular corporate funds borrowing rate at the time the loan is made and (ii) the prime rate at the time the loan is made plus one percent (1%).

9.7                                 Tax Matters.

(a)                                  Tax Filing.  For purposes of this Agreement and the filing of applicable Tax Returns, whenever Monaco and ORA reasonably agree that it is equitable to allocate an item of income, gain, deduction, loss or credit to either a taxable year or period that ends on or before the Closing Date or a taxable year or period that begins after the Closing Date, rules consistent with those in Treasury Regulation Section 1.1502-76(b) will be applied.

(b)                                 Assistance and Cooperation.

(i)                                     After the Closing Date, the parties to this Agreement shall (or shall cause their respective affiliates to):

(A)                               assist the other party, to the extent the party providing assistance has pertinent information, in preparing any Tax Returns which such other party is responsible for preparing and filing after the Closing Date;

(B)                                cooperate fully, to the extent the party providing assistance has pertinent information, in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or its subsidiaries; and

(C)                                make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company.

(ii)                                  After the Closing Date but no later than July 31, 2003, ORA shall (or shall cause its respective affiliates to) deliver to Monaco a written good faith estimate of any items (including, but not limited to, net operating losses) to be reported on ORA’s 2002 federal or state income tax returns, which items would be required by Monaco in preparing its 2002 federal or state income tax returns.  ORA shall deliver to Monaco a written final determination of any items reported on such estimate within 30 days after ORA has filed its 2002 federal or state income tax return.

9.8                                 ORA Additional Cooperation.  In consideration of the profit participation set forth hereinabove (i) ORA agrees after Closing to provide to Buyer any contacts, inquiries or other communication received by Buyer in connection with the possible sale of the Property, or any portion thereof, and (ii) with respect to any letter of intent, contract, offer or other communication presently in the files of ORA or the Company or received after Closing, ORA agrees after Closing to assist Buyer in connection with Buyer’s review, assessment, negotiation and consummation of any transaction resulting in a Resale as Buyer may choose to pursue. The profit participation set forth hereinabove is in consideration of this agreement and undertaking by ORA and shall not be construed to be a finder’s fee, broker’s fee or similar payment, such profit participation being part of the consideration for the transactions contemplated by this Agreement.

9.9                                 Loan Release.  Monaco shall use commercially reasonable efforts following the Closing Date to obtain a release of the deed of trust securing the US Bank Loan and a cancellation of the related note and other loan documents.

9.10         Employee Matters.  Following the Closing, ORA, with Buyer’s cooperation, shall prepare and provide to Buyer for filing all federal, state and local tax returns required with respect to the employment of any of the Company’s Employees prior to the Closing.   Such returns shall include those required for income tax withholding, Federal Insurance Contribution Act taxes, unemployment taxes and any other employment related taxes that may apply. ORA, with Buyer’s cooperation, will also prepare and provide to Buyer all required annual information returns associated with these Employees.  Required information returns shall include 2002 Forms W-2, Form W-3 and any state or local equivalents or reconciliations required to be filed with any taxing jurisdiction where the Company has employees.  ORA shall deliver final copies of all such tax and information returns to Monaco at least twenty (20) days before they must be filed.

9.11                           Financial Information.  Buyer shall furnish to ORA within one hundred twenty (120) days after the end of each fiscal year of the Company, an unaudited balance sheet of the Company as at the end of such fiscal year and unaudited statements of income and cash flows of the Company for such year, prepared in accordance with generally accepted accounting principles consistently applied.

ARTICLE X

GENERAL PROVISIONS

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via electronic mail (with electronic acknowledgement of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Monaco or Buyer, or to the Company after the Closing, to:  Monaco Coach Corporation, 91320 Industrial Way, Coburg, Oregon  97408, Attention: Controller, Tel: (541) 686-8011, Fax: (541) 302-3800, and to Monaco Coach Corporation, Indiana Operations, 606 Nelson’s Parkway, Wakarusa, IN 46573, Attention:  General Counsel, Tel (800) 650-7337, Fax:  (219) 293-1528.

with a copy to: Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, Attention: Henry P. Massey, Jr., Esq., Tel: 650-493-9300, Fax: 650-493-6811.

(b)                                 if to ORA, or to the Company up to and including the Closing, to:  Robert A. Schoellhorn, President, Marathon Coach, Inc., 91333 Coburg Industrial Way, Coburg, OR 97408-9432, Tel: (541) 343-9991, Fax: (541) 343-2401.

with a copy to: Stephen M. Alderman, Garfield & Merel, Ltd., 223 West Jackson Blvd., Suite 1010, Chicago, IL 60606, Tel: (312) 583-1600, Fax: (312) 583-1700.

(c)                                  if to a Principal, to the address for notice set forth on the signature page to the Affiliates Agreement.

with a copy to: Daniel D. Drew, Tribler, Orpett & Crone, 30 North La Salle Street, Chicago, IL 60602, Tel: (312) 201-6414, Fax: (312) 201-6401.

10.2                           Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4                           Entire Agreement.  This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the agreement in principal among certain of the parties hereto dated July 24, 2002.

10.5                           Assignment.  No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement without the consent of the Company or ORA provided the assignee assumes in writing all obligations and liabilities of Buyer, in which event Buyer but not Monaco shall be relieved of any further liability hereunder.

10.6                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7                           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8                           No Third Party Beneficiaries.  This Agreement is solely for the benefit of (a) Monaco and Buyer and its successors and permitted assigns with respect to the obligations of the Company, and ORA under this Agreement and (b) the Company and ORA, and their respective successors and permitted assigns with respect to the obligations of Monaco and Buyer under this Agreement.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

10.9                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.10                     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that either party shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction over the dispute.

IN WITNESS WHEREOF, Monaco, Buyer, the Company and ORA have executed this Agreement as of the date first written above.

MONACO COACH CORPORATION		MCC ACQUISITION CORPORATION

By:	/s/ John W. Nepute	By:	/s/ John W. Nepute
	John W. Nepute,		John W. Nepute,
	President		Vice President

OUTDOOR RESORTS OF AMERICA, INC.

By:	/s/ E. Randall Henderson
E. Randall Henderson,
President

OUTDOOR RESORTS OF LAS VEGAS, INC.

By:	/s/ E. Randall Henderson
E. Randall Henderson,
President

[SIGNAURE PAGE TO ONLY STOCK PURCHASE AGREEMENT]

With respect to the following pages, the Company has omitted the listed exhibits, but agrees to furnish supplementally a copy of the exhibit to the Commission upon request.

EXHIBIT A

FORM OF GUARANTY

EXHIBIT B

FORM OF AFFILIATES AGREEMENT

EXHIBIT C

FORM OF MANAGEMENT AGREEMENT

EXHIBIT D

FORM OF TRADEMARK AGREEMENT

EXHIBIT E

DESCRIPTION OF LAND

EXHIBIT F

FORM OF OPINION OF SOPER & OAKLEY, PLLC

EXHIBIT G

FORM OF OPINION OF
TRIBLER ORPETT & CRONE, PROFESSIONAL CORPORATION

EXHIBIT H

FORM OF OPINION OF

SANTORO, DRIGGS, WALCH, KEARNEY, JOHNSON & THOMPSON